CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXECUTION VERSION

EXhibit 10.31

ASSET PURCHASE AGREEMENT

between

Ono Pharmaceutical Co., Ltd.,

and

Equillium, Inc.

Dated as of December 5, 2022

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Page

1. DEFINITIONS	1
2. PURCHASE OPTION	20
2.1 Grant of Purchase Option	20
2.2 Upfront Payment	20
2.3 Exercise of Purchase Option	20
2.4 Updated Disclosure Schedules.	21
2.5 Effect of No Exercise	21
3. PURCHASE AND SALE	22
3.1 Purchase and Sale of Assets	22
3.2 Excluded Assets	23
3.3 Assumed Liabilities	24
3.4 Excluded Liabilities	24
3.5 Consents and Waivers; Further Assurances.	25
3.6 Closing.	26
3.7 Contingent Consideration.	27
4. REPRESENTATIONS AND WARRANTIES OF EQUILLIUM	30
4.1 Organization and Qualification	30
4.2 Authority	31
4.3 No Conflict; Required Filings and Consents.	31
4.4 Purchased Assets	32
4.5 Compliance with Law; Permits.	32
4.6 Litigation.	33
4.7 Intellectual Property.	34
4.8 Regulatory Compliance	38
4.9 Clinical Studies.	39
4.10 Acquired Contracts.	40
4.11 CIM Contracts	40
4.12 Books and Records	41
4.13 Insurance	41
4.14 Affiliate Interests and Transactions	41
4.15 Brokers	41

-i-

(continued)

Page

4.16 Not Insolvent	41
4.17 Taxes.	41
5. LIMITATIONS ON REPRESENTATIONS AND WARRANTIES OF EQUILLIUM	42
5.1 Independent Investigation	42
5.2 No Other Representations and Warranties	42
5.3 Projections	43
5.4 As-Is	43
5.5 Disclosure Schedules	43
6. REPRESENTATIONS AND WARRANTIES OF ONO	43
6.1 Organization	44
6.2 Authority	44
6.3 No Conflict; Required Filings and Consents.	44
6.4 Litigation	45
6.5 Financing	45
6.6 Brokers	45
6.7 Not Insolvent	45
7. COVENANTS	45
7.1 Conduct of Business Prior to the Closing	45
7.2 Restricted Actions	45
7.3 No Transfer of Control	47
7.4 Covenants Regarding Information.	47
7.5 Notification of Certain Matters.	48
7.6 Exclusivity.	49
7.7 Confidentiality.	50
7.8 Consents and Filings.	52
7.9 Public Announcements	53
7.10 Books and Records	53
7.11 Transfer of Regulatory Materials.	53
7.12 Communication with Agencies	54
7.13 Adverse Experience Reporting	54
7.14 Delivery of Assets	54

-ii-

(continued)

Page

7.15 Regulatory Compliance	54
7.16 Clinical Studies	55
8. PROGRAM ACTIVITIES	56
8.1 Development Plan and Development Budget	56
8.2 Deviations from the Development Plan	56
8.3 Equillium Program Responsibilities.	56
8.4 Records, Reports and Information.	57
8.5 Regulatory	57
8.6 Delivery and Review of Development Program Data Package.	58
8.7 Due Diligence Investigation.	59
8.8 Liaison	60
8.9 No Development by Ono	60
8.10 Development Funding	60
8.11 Financial Records and Audit	61
8.12 Insurance	63
8.13 Patent Prosecution and Maintenance	63
8.14 Intellectual Property Rights.	63
9. TAX MATTERS	64
9.1 Transaction Taxes	64
9.2 Transaction Taxes on Article 8	64
9.3 Purchase Price Allocation	64
9.4 Foreign Derived Intangible Income	64
9.5 Withholding Rights.	65
10. CONDITIONS TO CLOSING	65
10.1 General Conditions	65
10.2 Conditions to Obligations of Equillium	66
10.3 Conditions to Obligations of Ono	66
11. INDEMNIFICATION	67
11.1 Survival.	67
11.2 Indemnification.	68
11.3 Materiality Scrape	68

-iii-

(continued)

Page

11.4 Claim Notices	69
11.5 Third Party Claim Procedures.	69
11.6 Direct Claim Procedures.	70
11.7 Subrogation	71
11.8 Limits on Indemnification.	71
11.9 No Anti-Sandbagging	73
11.10 Effect of Waiver	73
11.11 Tax Matters	73
11.12 Right of Set Off	73
11.13 Exclusive Remedy	73
11.14 Fraud	74
12. TERMINATION	74
12.1 Termination	74
12.2 Automatic Termination	75
12.3 Effect of Termination	75
12.4 Reimbursement After Termination	75
13. GENERAL PROVISIONS	76
13.1 Payments	76
13.2 Fees and Expenses	76
13.3 Amendment and Modification	76
13.4 Waiver	76
13.5 Notices	76
13.6 Interpretation	77
13.7 Entire Agreement	78
13.8 No Third-Party Beneficiaries	78
13.9 Governing Law	78
13.10 Arbitration.	78
13.11 Enforcement	79
13.12 Waiver of Jury Trial	80
13.13 Assignment; Successors.	80
13.14 Severability	80

-iv-

(continued)

Page

13.15 Counterparts	80
13.16 No Presumption Against Drafting Party	81

EXHIBIT A

EXHIBIT B

EXHIBIT C

-v-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is being entered into as of December 5, 2022, by and between Ono Pharmaceutical Co., Ltd., a Japan kabushiki kaisha (“Ono”), and Equillium, Inc., a Delaware corporation (“Equillium”). Ono and Equillium are referred to herein individually as a “Party” and together as the “Parties”.

RECITALS

A. Equillium owns or has certain rights and obligations related to the humanized anti-CD6 monoclonal antibody known by the INN itolizumab, a clinical stage, first-in-class immune modifying monoclonal antibody.

B. Equillium hereby wishes to grant Ono, and Ono wishes to receive, an exclusive option to purchase and assume from Equillium the Business.

C. As consideration for the option, Ono has agreed to (a) make an Upfront Payment and (b) reimburse certain Development Costs incurred by Equillium in the performance of the Program.

D. On the date of this Agreement, the Parties entered into that certain Development Agreement (the “Development Agreement”) in connection with the performance of certain activities for Products from and after the Closing.

E. The board of directors of Equillium has, upon the terms and subject to the conditions set forth herein, (a) determined that this Agreement is advisable, (b) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Equillium and its stockholders and (c) approved this Agreement and the transactions contemplated hereby.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

1. DEFINITIONS

For purposes of this Agreement:

“Acceptance for Filing” means, with respect to a BLA filed for a Product in the U.S., that the FDA has accepted such BLA for substantive review as evidenced by receipt of notice from the FDA of such acceptance or other evidence that the FDA has commenced its substantive review of such BLA.

“Acquired Contracts” means each Contract to which any Equillium Person is a party or has any right, title or interest and that primarily relates to, or is otherwise necessary for the Exploitation of, the Program, the Compound, any Product or the Purchased Assets, including (a) the Biocon Agreements, (b) the Service Contracts, (c) all licenses, and (d) all materials transfer

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agreements, but excluding invention assignment agreements with employees, consultants and contractors that assign or grant to any Equillium Person ownership of inventions and intellectual property developed in the course of providing services to any Equillium Person by such employees, consultants and contractors.

“Action” means any claim, complaint, demand, action, suit, litigation, charge, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such first Person (but excluding, with respect to Equillium, any portfolio companies of venture capital or investment funds that are stockholders of Equillium, which portfolio company may otherwise be deemed to be “under common control with” Equillium). For purposes of this definition, “control”, including the terms “controlled”, “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Aggregate Payments” means the aggregate amount paid or payable (subject to the Offset Right, and without taking into account any deduction or withholding required under applicable Law) by Ono to Equillium in respect of [***].

“aGVHD” means acute graft-versus-host disease (aGVHD).

“Ancillary Agreements” means the Assignment of Intellectual Property, and the Bill of Sale and Assignment and Assumption Agreement.

“Assignment of Intellectual Property” means an instrument of assignment of Transferred Intellectual Property in form and substance agreed between the Parties.

“Assumed Liabilities” has the meaning provided in Section 3.3.

“Authorizations” means Governmental Authorizations and Non-Governmental Authorizations.

“Bill of Sale and Assignment and Assumption Agreement” means a bill of sale and assignment and assumption agreement for the Business in form and substance agreed between the Parties.

“Biocon” means Biocon Limited, or its successor-in-interest under any of the Biocon Agreements, as applicable.

“Biocon Agreements” means the Biocon License, [***] and each other Contract entered into by Biocon or its Affiliates on the one hand, and any Equillium Person on the other

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hand, in connection with the Compound or any Product. For the avoidance of doubt, Biocon Agreements expressly exclude any agreement of Biocon or its Affiliates to which no Equillium Person is a party.

“Biocon Data” means data resulting from any pre-clinical study or clinical trial of the Compound or any Product conducted by or on behalf of Biocon, any of its Affiliates, or any of its or their respective Third Party licensees and sublicensees, together with the applicable protocol for each such study or trial, as well as all associated site-related documentation, investigator brochures, investigational review board correspondence and data monitoring committee minutes and documentation, in each case except to the extent that any such study or trial was conducted by any Equillium Person.

“Biocon Know-How” has the meaning provided in the Biocon License.

“Biocon License” means the Collaboration and License Agreement, dated May 22, 2017, by and between Equillium and Biocon (as the successor-in-interest to Biocon SA), as amended on September 28, 2018, April 22, 2019, December 10, 2019, April 14, 2021 and November 18, 2022, and as it may have been amended after the date of this Agreement in compliance with the terms of this Agreement.

“Biocon License Termination” has the meaning provided in Section 3.7(c)(i)(3).

[***]

“Biocon Patents” has the meaning provided in the Biocon License.

[***]

[***]

[***]

“Biocon Technology” has the meaning provided in the Biocon License.

“BLA” means, as applicable, a Biologics License Application (as more fully described in 21 CFR Part 601, et seq., or its successor regulation), or a New Drug Application (as more fully described in 21 CFR Part 314.50, et seq., or its successor regulation), or any successor application to either of the foregoing.

“Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other materials, including books of account, records, files, invoices, correspondence and memoranda, scientific records and files (including laboratory notebooks and invention disclosures), supplier lists, data, specifications, operating history information and inventory records (in any form or medium), in each case, of, primarily maintained for, primarily relating to or otherwise necessary for, the Business, but excluding: (a) any such items to the extent (i) they are included in or primarily related to any Excluded Assets or Excluded Liabilities or (ii) any Law

281923888 v10

prohibits their transfer; and (b) all minute books, stock books and similar corporate records of any Equillium Person.

“Business” means the Purchased Assets and the Assumed Liabilities.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York, United States or Tokyo, Japan.

“CDC” means the Centers for Disease Control and Prevention.

“CIM Contract” means each Contract entered into by Biocon or its Affiliates on the one hand, and any CIM Entity on the other hand, in each case in connection with the Compound or any Product.

“CIM Entities” means CIMAB S.A., Centro de Inmunologia Molecular and their respective Affiliates.

“Claim Notice” has the meaning provided in Section 11.1(c).

“Clinical Data” means data resulting from any clinical trial of the Compound or any Product conducted by or on behalf of any Equillium Person, together with the applicable protocol for each such trial, as well as all associated site-related documentation, investigator brochures, investigational review board correspondence and data monitoring committee minutes and documentation; but, in each case, excluding Biocon Data.

“Closing” has the meaning provided in Section 3.6(a). “Closing Date” has the meaning provided in Section 3.6(a).

“Closing Payment” means an amount equal to JPY 5.0 billion plus Milestone Payments with respect to any Milestone Events achieved prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercialization Discontinuation” has the meaning provided in Section 3.7(c)(i)(2).

“Commercially Reasonable Efforts” means [***].

“Completion Date” means the later of (a) the date of the database lock for the EQUALISE Trial and (b) the date of first availability of the results of the interim analysis of the EQUATOR Trial.

“Compound” means the humanized anti-CD6 monoclonal antibody known by the INN itolizumab, as further described in Exhibit A hereto.

“Confidential Information” has the meaning provided in Section 7.7(a).

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“Constituent Documents” means, with respect to any Person (other than an individual), all charter, organizational and other documents by which such Person establishes its legal existence or which govern its internal affairs, including (a) the certificate of registration, memorandum and articles of association, charter and bylaws or other similar organizing documents of a company or corporation, (b) the certificate of formation and limited liability company agreement of a limited liability company, (c) the certificate of registration of partnership (if applicable) and agreement of partnership of a partnership and (d) the comparable documents of any other entities.

“Contract” means any contract, agreement, or legally binding arrangement or understanding, whether written or oral and whether express or implied.

“Control” or “Controlled” means, with respect to any Intellectual Property, possession by a Person of the ability (whether by ownership, license or otherwise) to transfer ownership of, to grant access to, to grant use of or to grant a license or a sublicense of or under, such Intellectual Property without violating the terms of any agreement or other arrangement with any Third Party.

“Core Contracts” means the Acquired Contracts other than the Standard Contracts.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation by any Governmental Authority or public health agency in connection with or in response to COVID-19, including the CARES Act, the Consolidated Appropriations Act, 2021 (and applicable rules and regulations promulgated thereunder) and all OSHA and CDC guidelines and requirements, such as social distancing, cleaning, and other similar or related measures.

“Data” means Pre-Clinical Data and Clinical Data.

“Data Package Delivery Date” has the meaning provided in Section 8.6(a).

“Data Package Review Period” has the meaning provided in Section 8.6(b).

“Develop”, “Developing” or “Development” means [***].

“Development Agreement” has the meaning provided in Recital D.

“Development Budget” means the budget of Development Costs for Development Plan activities included in the Development Plan.

“Development Costs” means FTE Costs and Out-of-Pocket Expenses incurred between July 1, 2022 and the Closing Date (in each case inclusive) by an Equillium Person in connection with the performance of the Program, including for:

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(a) [***];

(b) [***];

(c) [***]; and

(d) [***].

[***].

“Development Discontinuation” has the meaning provided in Section 3.7(c)(i)(1).

“Development Funding” has the meaning provided in Section 8.10.

“Development Plan” has the meaning provided in Section 8.1.

“Development Program Data Package” means a data package with respect to the Development Plan activities conducted by or on behalf of Equillium consisting of the following: (a) the top-line results of, and full tables, figures and listings, and EDC (Electronic Data Capture) data, clinical trial-related documents and any other related documentation for,[***] the EQUALISE Trial, wherein such results shall be based, at a minimum, on [***]patients who have completed at least [***] of drug administration; (b) the results of the interim analysis of the EQUATOR Trial as made available to Equillium; (c) with respect to any clinical trial other than the EQUALISE Trial and the EQUATOR Trial and any non-clinical study conducted as part of the Program, and to the extent not previously provided in writing or electronically to Ono pursuant to this Agreement, final (to the extent available) or interim reports of the results of any such other clinical trials and non-clinical studies, to the extent in the possession or control of Equillium as of the Completion Date; and (d) any SDV (Source Data Verification) report with respect to any of the foregoing (a), (b) and (c).

“Development Records” has the meaning provided in Section 8.4(b).

“Diligence Limitations” has the meaning provided in Section 8.6(c).

“Diligence Period” has the meaning provided in Section 3.7(b).

“Direct Claim” has the meaning provided in Section 11.6(a).

“Disclosing Party” has the meaning provided in Section 7.7(a)(ii).

“Disclosure Schedules” means the Disclosure Schedules attached to this Agreement.

“Discontinuation Notice” has the meaning provided in Section 3.7(c)(i).

“Discontinuation Notice Period” has the meaning provided in Section 3.7(c)(ii).

“Due Diligence Investigation” has the meaning provided in Section 8.7(a).

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“Encumbrance” means any charge, claim, mortgage, lien, exclusive license, pledge, security interest, easement, encroachment, right of first refusal or similar restriction or encumbrance of any kind, as security or otherwise, including (a) any restriction on transfer or other assignment, (b) any restriction of or relating to use, receipt of income or exercise of any other attribute of ownership and (c) any agreement to create any of the foregoing. However, Encumbrance excludes any non-exclusive license under Intellectual Property Rights.

“EQUALISE Trial” means the Equillium-sponsored clinical trial titled “Study of EQ001 (Itolizumab) in Systemic Lupus Erythematosus With or Without Active Proliferative Nephritis (EQUALISE)” (NCT04128579).

“EQUATOR Trial” means the Equillium-sponsored clinical trial titled “A Study of Itolizumab in Combination With Corticosteroids for the First-Line Treatment of Acute Graft Versus Host Disease (EQUATOR)” (NCT05263999).

“Equillium Change of Control” has the meaning provided in Section 7.6(a).

“Equillium Indemnified Parties” has the meaning provided in Section 11.2(b).

“Equillium Person” means each of Equillium and each of its Subsidiaries.

“Equillium Territory” means the U.S. (including its territories and possessions), Canada, Australia and New Zealand.

“Equillium’s Actual Knowledge” means, for any particular matter, the actual knowledge of Equillium’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Chief Scientific Officer, without any duty of inquiry.

“Equillium’s Knowledge” means, for any particular matter, the (a) actual knowledge of Equillium’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Chief Scientific Officer and (b) the knowledge that each such individual would have had after Reasonable Inquiry.

“Excepted Circumstance” has the meaning provided in Section 7.1.

“Excluded Assets” has the meaning provided in Section 3.2.

“Excluded Liabilities” has the meaning provided in Section 3.4.

“Excluded Programs” means (a) Equillium’s specific multi-cytokine inhibitor programs (including EQ101 and EQ102) or with its proprietary discovery platform for generating rationally designed composite peptides that selectively block key cytokines and (b) any other program (excluding the Program) developed, licensed or otherwise acquired by Equillium following the date of this Agreement.

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“Exploit” or “Exploitation” means develop, make, manufacture, use, sell, offer for sale, import, export, market, promote, distribute and commercialize, or have any of the foregoing done.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto in the U.S.

“FDCA” means the U.S. Federal Food, Drug, and Cosmetic Act.

“First U.S. Commercial Sale” means [***].

“Fraud” means intentional common law fraud under Delaware law (and not constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence).

“FTE” means the equivalent of a full-time employee’s work time over a 12-month period (including normal vacations, sick days and holidays), expressed as a total number of labor hours per year.

“FTE Costs” means, for a given calendar quarter, the sum of the FTE Costs Per FTE for all FTEs who have performed Program activities during such calendar quarter.

“FTE Costs Per FTE” means, for a given calendar quarter, with respect to each FTE who has performed Program activities during such calendar quarter, the amount calculated by multiplying the applicable FTE Rate for such FTE by the percentage of such FTE’s time expended in the performance of Program activities during such calendar quarter.

“FTE Rate” means the applicable FTE rate per calendar quarter for each FTE involved in performing the Program, calculated on [***]. The Parties acknowledge that the FTE Rate for a particular FTE covers [***], but excludes [***].

“Fundamental R&Ws” means the representations and warranties of Equillium set forth in Sections 4.1, 4.2, 4.3(a)(i), 4.4(a), 4.10(c) (solely with respect to the Biocon License) and 4.15.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Good Clinical Practices” or “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials (a) as set forth in the ICH Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other applicable guidelines for good clinical practice for trials on medicinal Product, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) the U.S. C.F.R. Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time and (d) the equivalent applicable Laws in any relevant jurisdiction, each as may be

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amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

“Good Laboratory Practices” or “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, (a) as set forth in the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58 and (b) the equivalent applicable Laws in any relevant jurisdiction, each as may be amended and applicable from time to time.

“Government Official” means (a) any official, employee or representative of, or any other person acting in an official capacity for or on behalf of (i) any Governmental Authority, including any entity owned or controlled by any Governmental Authority, (ii) any political party or political candidate or (iii) any public international organization and (b) any candidate for political office or any person acting on his or her behalf.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, quasi-governmental, taxing, regulatory or administrative authority, branch, office, agency or commission or other similar body or any court, tribunal or arbitral or judicial body (including any grand jury).

“Governmental Authorizations” means all licenses, permits, certificates and other authorizations, consents, waivers, exemptions and approvals issued by or obtained from a Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“ICH” means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, children, parents, grandparents, grandchildren and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Inbound Licenses” has the meaning provided in Section 4.7(i).

“IND” means an Investigational New Drug Application.

“Indication” means the treatment, prevention, palliation or diagnosis of a particular disease, disorder or condition in humans. For the avoidance of doubt, treatment (with treatment on the first line and second line being treated collectively as treatment), prevention, palliation and/or diagnosis of the same disease, disorder or condition shall be treated as the same Indication.

“Indemnified Party” has the meaning provided in Section 11.5(a).

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“Indemnifying Party” has the meaning provided in Section 11.5(a).

“Information” means any and all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material; that, in each case, are not in the public domain.

“INN” means International Nonproprietary Name.

“Intellectual Property” means: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications and patent disclosures, together with any reissuances, provisionals, divisionals, substitutions, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, company names, “doing business as” names and fictitious names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations and renewals in connection therewith; (c) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) Trade Secrets; (f) copies and tangible embodiments and expressions (in whatever form or medium), all improvements and modifications and derivative works of any of the foregoing; and (g) all rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“Inventory” means all inventory related to the Compound or any Product, wherever located, including all quantities of the Compound active pharmaceutical ingredient, any Product drug substance or drug product, finished goods, work in process, raw materials, packaging, pre-clinical and clinical supplies and all other materials and supplies and parts to be used or consumed by any Equillium Person or any of their respective agents in the production of finished goods whether held at any location or facility of any such Person or in transit to any such Person, in each case as of the Closing Date, except to the extent included in Excluded Assets.

“IP R&Ws” means the representations and warranties of Equillium set forth in Sections 4.7(a), (b) and (c).

“Itolizumab Business” has the meaning provided in Section 3.7(c)(i)(4).

“Joint Invention” has the meaning provided in the Biocon License.

“Joint Patent” has the meaning provided in the Biocon License.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or Order of any Governmental Authority, all as amended from time to time, together with any rules, regulations and compliance guidances promulgated thereunder.

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“Liabilities” means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under applicable Law or any Action or Order of a Governmental Authority and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

“Listed Licensed Patents” has the meaning provided in Section 4.7(d).

“Listed Owned Patents” has the meaning provided in Section 4.7(d).

“Listed Patents” has the meaning provided in Section 4.7(d).

“Lookback Date” means [***].

“Losses” has the meaning provided in Section 11.2(a).

“Manufacture” or “Manufacturing” means all activities related to the manufacturing of the Compound or any Product, as the case may be, or any ingredient thereof, including manufacturing for clinical use or commercial sale, in-process and product testing and analysis, quality assurance and quality control, handling and storage of the Compound or any Product and ongoing stability tests and regulatory activities related to any of the foregoing.

“Manufacturing Cost” means, with respect to the Compound or any Product manufactured on behalf of Equillium by Biocon or its Affiliate under the [***] , in each case, determined in accordance with [***] standard cost accounting policies that are in accordance with GAAP and consistently applied [***].

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, has a material adverse effect on the Purchased Assets taken as a whole; provided, however, that, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting directly or indirectly from (1) changes generally affecting the industry in which any Equillium Person operates generally, or the economy or the financial or securities markets, in the United States or any jurisdiction in which any Equillium Person has substantial business operations, or any general shutdown of the government of the United States or any jurisdiction in which any Equillium Person has substantial business operations, (2) the outbreak of war or acts of terrorism, (3) changes in Law, GAAP or other applicable accounting standards or the interpretations thereof, (4) acts of God or other calamities (including wild fires), epidemic or pandemic, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence or threatened occurrence of any military or terrorist attack, (5) any action taken by any Equillium Person at Ono’s express written direction, (6) the failure of any Equillium Person to meet internal expectations or projections (other than any event, occurrence, fact, condition, change or effect underlying such failure, except to the extent not otherwise excluded in this definition of Material Adverse Effect), (7) any changes in financial,

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banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, (8) any breach by Ono of any provision of this Agreement or the taking of any other action by Ono or (9) the announcement, execution or delivery of this Agreement, including any disruption in (or loss of) supplier, service provider, partner or similar relationships or any loss of employees; provided, however, that the exception in this clause (9) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the execution, delivery or announcement of this Agreement; provided, further, that with respect to clauses (1), (2), (3), (4) and (7), if the impact of such event, change, circumstance, occurrence, effect or state of facts is disproportionately adverse to the Equillium Persons, taken as a whole, as compared to other similarly situated companies, then such impact shall be taken into account in determining whether there has been a Material Adverse Effect.

“Milestone Event” has the meaning provided in Section 3.7(a).

“Milestone Obligor” means each of Ono, any of its Affiliates and any Ono Licensee.

“Milestone Payment” has the meaning provided in Section 3.7(a).

“Mouse Assets” means [***]

“Negotiation Period” has the meaning provided in Section 3.7(c)(ii).

“Non-Governmental Authorizations” means all licenses, permits, certificates and other authorizations, consents, waivers, exemptions and approvals other than Governmental Authorizations.

“Offset Right” has the meaning provided in Section 11.12.

“Ono Indemnified Parties” has the meaning provided in Section 11.2(a).

“Ono Licensee” means any Third Party to whom Ono or an Affiliate of Ono directly or indirectly grants a license, sublicense or other right to Exploit any Product, beyond the mere right to purchase Products from Ono or its Affiliate.

“Option Exercise Effective Date” means the date on which Ono exercises the Purchase Option in accordance with Section 2.3.

“Option Period” means the period commencing on the date on which the full amount of the Upfront Payment (less any deduction or withholding made in accordance with Section 9.5) is paid to Equillium in accordance with Section 2.2 and ending on the earlier of (a) the end of the Data Package Review Period and (b) the effective date of termination of this Agreement in accordance with Article 12.

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“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination or consent of or by a Governmental Authority.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business consistent with the applicable Person’s past custom and practice; provided, however, that actions taken (or omitted) reasonably and in good faith to respond to COVID-19 shall be deemed Ordinary Course of Business, so long as such actions (or omissions) are reasonably consistent with such Person’s actions (or omissions) taken prior to the date of this Agreement in response to COVID-19 or in response to any new COVID-19 Measures implemented following the date of this Agreement but prior to Closing.

“Out-of-Pocket Expenses” means [***]

“Outbound Licenses” has the meaning provided in Section 4.7(h).

“Patent Rights” means (a) all national, regional and international patents and patent applications filed in any country of the world, including provisional patent applications, (b) all patent applications filed either from such patents and patent applications or from a patent application claiming priority from either of these, including any continuation, continuation-in-part, division, provisional, converted provisional and continued prosecution applications, or any substitute applications, (c) any patent issued with respect to or in the future issued from any such patent applications including utility models, petty patents and design patents and certificates of invention and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, reexaminations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications.

“Permitted Encumbrances” means: (a) statutory or common law liens for Taxes that are not yet delinquent or liens for Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (c) liens in favor of customs and revenue authorities arising as a matter of Law to secure payments of customs duties in connection with the importation of goods; (d) Encumbrances that do not, individually or in the aggregate, materially impair or interfere with the continued ownership, use, operation or value of the assets to which they are related; and (e) the Development Agreement.

“Permits” means all permits, licenses, franchises, approvals, certificates, consents, waivers, exemptions, registrations or other authorizations issued to, or required to be obtained or maintained by, Equillium by a Governmental Authority with respect to the conduct or operation of the Program as currently conducted or the ownership or use of the Purchased Assets.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

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“Phase 2 Trial” means a human clinical trial that would satisfy the requirements for a Phase 2 study as defined in 21 CFR § 312.21(b) (or any amended or successor regulations), regardless of where such clinical trial is conducted.

“Phase 3 Trial” means a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 CFR § 312.21(c) (or any amended or successor regulations), regardless of where such clinical trial is conducted.

“Pivotal Trial” means: (a) a Phase 3 Trial; or (b) any other human clinical trial that the applicable Regulatory Authority in a country of the Equillium Territory has agreed, whether before first dosing of the first patient in such trial (e.g., pursuant to a special protocol assessment agreement with the FDA) or after first dosing of the first patient in such trial (e.g., based on an interim data analysis), is sufficient to form the primary basis of an efficacy claim in a BLA submission, regardless of whether the sponsor of such trial characterizes or refers to such trial as a “Phase 3”, “Phase 2b” or “Phase 2b/3” trial (or otherwise) in the applicable protocol, on clinicaltrials.gov or in any other context. If a human clinical trial does not constitute a Pivotal Trial at the time of first dosing of the first patient in such trial, but is later determined by the applicable Regulatory Authority to be sufficient to form the primary basis of an efficacy claim in a BLA submission, then, for purposes of Section 3.7(a) hereof, “first dosing of the first patient” in such Pivotal Trial shall be deemed to have occurred on the date of such determination by the applicable Regulatory Authority.

“Pre-Clinical Data” means data resulting from any pre-clinical study of the Compound or any Product conducted by or on behalf of any Equillium Person, together with the applicable protocol for each such study; but, in each case, excluding Biocon Data.

“Product” means any pharmaceutical product containing or comprising the Compound, whether or not as the sole active ingredient and in any dosage, form or formulation.

“Program” means all activities of any Equillium Person (including activities performed by any Third Party on behalf of any Equillium Person, but excluding activities performed by Biocon, any of its Affiliates or any of its or their respective Third Party licensees and sublicensees) directed primarily to the Development or Exploitation of the Compound or any Product up to the Closing Date (including any activities performed under this Agreement up to the Closing Date).

“Program Confidential Information” means information pertaining to the Purchased Assets, the Compound, any Product or the Program, including, and solely to the extent pertaining to the Purchased Assets, the Compound, any Product or the Program, information relating to licensors, suppliers, vendors, subscribers, distributors, financial statements and information, budgets and projections, business plans, production costs, market research, marketing, sales and distribution strategies, manufacturing techniques, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, designs, patterns, marks, names, improvements, industrial designs, mask works, works of authorship and other Intellectual Property, devices, samples, plans, drawings and

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specifications, photographs and digital images, computer software and programming, all other confidential information and materials relating to the business or affairs of any Equillium Person, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for any Equillium Person containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by any Equillium Person. For clarity, and notwithstanding anything to the contrary contained in the foregoing definition, Program Confidential Information excludes information to the extent pertaining to any Excluded Asset or Excluded Liability.

“Program Invention” means any invention, whether or not patentable, that is made, conceived, discovered or generated in the performance of the Program.

“Program IP” has the meaning provided in Section 8.14(a).

“Program Know-How” means Information not included in the Program Patents which is: (a) Controlled by any Equillium Person immediately prior to the Closing; and (b) directed to the Development or Exploitation of the Compound or any Product, or otherwise primarily used or held for use in, or necessary for the Exploitation of, the Program, but excluding, in any event, (i) any Information that is an Excluded Asset and (ii) Biocon Know-How.

“Program Patents” means: (a) the patents and patent applications listed on Exhibit B; (b) any and all divisionals, continuations and continuations-in-part of the patents and patent applications referenced in the preceding clause (a); (c) the foreign patent applications associated with the patent applications referenced in the preceding clauses (a) and (b); (d) the patents issued or issuing from the patent applications referenced in the preceding clauses (a) through (c); and (e) reissues, reexaminations, restorations (including supplemental protection certificates) and extensions of any patent or patent application referenced in the preceding clauses (a) through (d); but excluding, in any event (i) Biocon’s joint ownership interest in and to Joint Patents, and (ii) Biocon Patents.

“Purchase Option” has the meaning provided in Section 2.1.

“Purchase Option Exercise Notice” has the meaning provided in Section 2.3.

“Purchase Price” means the aggregate of the Upfront Payment, the Closing Payment and the value of the Milestone Payments with respect to any Milestone Events achieved after the Closing Date (if any) paid to Equillium.

“Purchased Assets” has the meaning provided in Section 3.1.

“Quarterly Advance” has the meaning provided in Section 8.10(b).

“Quarterly Estimate” has the meaning provided in Section 8.10(a).

“Reasonable Inquiry” means, with respect to the individuals set forth in the definition of “Equillium’s Knowledge”, a review by each such individual of one’s files and inquiry

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of direct reports. With respect to matters involving Intellectual Property, Reasonable Inquiry does not require that the individuals set forth in the definition of “Equillium’s Knowledge” have conducted, obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property clearance searches, and no knowledge of any Third Party Intellectual Property that would have been revealed by such inquiries, opinions or searches will be imputed to such individuals or the direct reports of any of the foregoing; provided, further, that any such opinions or searches that have been conducted or obtained prior to the date of this Agreement will not be excluded from the definition “Equillium’s Knowledge” as a result of this sentence.

“Receiving Party” has the meaning provided in Section 7.7(a)(ii).

“Record Retention Period” means, with respect to Development Records relating to a Product, the period commencing on the date upon which such Development Records were created and ending on the later of (a) the [***] anniversary of the date on which Regulatory Approval for such Product is obtained and (b) the [***] anniversary of the date on which Development or Manufacture efforts for such Product are terminated (or such later date as required under applicable Law).

“Regulatory Approval” means any and all approvals, licenses, registrations, permits, certificates and other authorizations, consents, waivers and exemptions of any Regulatory Authority that are necessary to market and sell a particular Product in a particular jurisdiction.

“Regulatory Authority” means the FDA and any health regulatory authority in any jurisdiction that is a counterpart to the FDA and holds responsibility for granting regulatory marketing approval for a Product in such jurisdiction, and any successor(s) thereto.

“Regulatory Filings” has the meaning provided in Section 4.8(d).

“Regulatory Materials” means all regulatory applications, submissions and Permits (including all “Investigational New Drug Applications” and “New Drug Applications” for FDA purposes, foreign counterparts thereof and all Regulatory Approvals) for the Compound or any Product in the Equillium Territory, and all correspondence with the FDA and other Regulatory Authorities in the Equillium Territory relating to the Compound or any Product or any of the foregoing regulatory applications, submissions and Permits; that, in each case, are in the possession of or controlled by, or held by or for, any Equillium Person at the Closing Date, whether generated, filed or held by or for any Equillium Person.

“Regulatory Materials Transfer Date” has the meaning provided in Section 7.11(b).

“Related Party” means, with respect to any specified Person: (a) any Affiliate of such specified Person; (b) any officer, director, principal or employee of such specified Person; (c) any Immediate Family member of a Person described in clause (b); or (d) any other Person who holds, individually or together with any Affiliate, officer, director, principal or employee of such other Person and any member(s) of such Person’s Immediate Family more than 10% of the outstanding voting equity or ownership interests of such specified Person.

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“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Results” means all data (including preclinical, clinical, technical, chemical, safety and scientific data and information), know-how and other results and information generated by or resulting from the performance of the Development Plan, including relevant laboratory notebook information, screening data, regulatory data and synthesis schemes.

“Sale of the Business” has the meaning provided in Section 3.7(c)(i)(4).

“Service Contracts” has the meaning provided in Section 4.7(j).

“Standard Contracts” means (a) “shrink wrap” or other licenses for generally commercially available software (including open source software) or hosted services, (b) non-exclusive licenses to customers, vendors or suppliers of Equillium entered into in the Ordinary Course of Business, (c) non-disclosure agreements entered into (i) in the Ordinary Course of Business or (ii) in connection with discussions, negotiations and transactions related to this Agreement or other potential strategic transactions, (d) clinical trial Contracts and material transfer Contracts entered into in the Ordinary Course of Business, and (e) any Contract that (i) does not require a payment to or from any Equillium Person in excess of $[***] in any calendar year and (ii) could not otherwise reasonably be expected to be material to the Exploitation of the Program, the Compound, any Product or the Purchased Assets.

“Subsidiary” means, with respect to any Person, any other Person in respect of which the first Person (directly or indirectly, and whether alone or with any other Subsidiary) (a) owns 50% or more of the stock or other equity interests or (b) possesses the power to direct or cause the direction of the management and policies, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such other Person. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax Documents” has the meaning provided in Section 2.2.

“Tax Return” means any return, declaration, report, statement, information statement, claim for refund and other document filed or required to be filed (or provided to a payee) with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means (a) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs duties or other taxes imposed by a Governmental Authority, together with any interest and any penalties, additions to tax or additional amounts with respect thereto (including any amounts attributable to the nonpayment thereof or a failure to file any tax return), (b) all liability for payment of amounts described in clause (a) whether as a result of transferee liability, being a member of an affiliated, consolidated, combined

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or similar group or otherwise through operation of Law and (c) all liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity, tax allocation or similar agreement or arrangement or any other Contract to indemnify any Person.

“Third Party” means any Person other than Ono, Ono’s Affiliates, Equillium and Equillium’s Subsidiaries.

“Third Party Claim” has the meaning provided in Section 11.5(a).

“Trade Secrets” means trade secrets and confidential business information, including source code, inventions (whether patentable or not), invention disclosures, discoveries, improvements, ideas, research and development, know-how, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals and all other documentation relating to any of the foregoing and all corresponding rights in Confidential Information and other non-public information.

“Transaction Documents” means this Agreement, the Development Agreement and the Ancillary Agreements.

“Transaction Taxes” has the meaning provided in Section 9.1.

“Transactions” means the transactions and arrangements contemplated by this Agreement and the other Transaction Documents, including (a) the sale of the Purchased Assets and the other transactions and arrangements described in the Recitals and (b) the execution, delivery and performance of the other Transaction Documents.

“Transferred Information” has the meaning provided in Section 7.4(c).

“Transferred Intellectual Property” means (a) the Program Patents, Program Know-How and Data, (b) any Intellectual Property arising from the Program and (c) other than any Excluded Assets, any and all other Intellectual Property in or to the Compound or any Product or that is primarily used or held for use in or necessary for the Exploitation for the Program and that is Controlled by any Equillium Person at the Closing Date, and with respect to each of (a), (b) and (c), all rights to use, enforce, disclose, protect, apply for, file, register, maintain, extend or renew the same, and seek Patent Rights and other protection therefor, all rights to transfer and grant licenses and other rights with respect thereto subject to the licenses and rights granted to Biocon under, and the terms and conditions of, the Biocon License, and all rights to bring Actions for all past, present and future infringements or misappropriations thereof or relating thereto, seek damages, injunctive relief, costs and other remedies on account thereof and to settle, and collect and retain the proceeds from, any such Actions; but, in any event, excluding (i) Biocon’s joint ownership interest in and to Joint Inventions and Joint Patents and (ii) Biocon Technology.

“Update Notice” has the meaning provided in Section 7.5(b).

“Updated Disclosure Schedules” has the meaning provided in Section 2.4(a).

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“Upfront Payment” has the meaning provided in Section 2.2.

“U.S.” means the United States of America.

2. PURCHASE OPTION

2.1 Grant of Purchase Option. Subject to the payment by Ono to Equillium of the Upfront Payment in accordance with Section 2.2, Equillium hereby grants to Ono, and Ono hereby accepts, an irrevocable (only during the Option Period and subject to the earlier termination of this Agreement in accordance with its terms) and exclusive (as set forth in Section 7.6) option to acquire all of the Purchased Assets on the terms and subject to the conditions of this Agreement (the “Purchase Option”), which shall be exercisable only during the Option Period and on the terms and subject to the conditions set forth in this Agreement.

2.2 Upfront Payment. Within [***] following receipt by Ono of (a) (i) an invoice issued by Equillium and (ii) taxation documents (Form 3 and Form 17 of the Japan National Tax Agency, and certification of residence issued by the US Internal Revenue Service) ((i) and (ii) collectively, the “Tax Documents”) from Equillium or (b)[***], Ono shall pay to Equillium a one-time payment of an amount equal to JPY 3.5 billion (the “Upfront Payment”). If Equillium delivers the notice referred to in clause (b), Equillium shall[***]. For the avoidance of doubt, Ono’s obligation to pay the Upfront Payment under this Section 2.2 is subject to Section 9.5.

2.3 Exercise of Purchase Option. Ono may, in its sole discretion, at any time during the Option Period, exercise the Purchase Option by delivering to Equillium a written notice of Ono’s election to exercise the Purchase Option (the “Purchase Option Exercise Notice”), which such notice shall contain Ono’s selection of one of the following plans:

(a) a plan to have Equillium continue to perform Development activities on behalf of Ono following the Closing in accordance with the Development Plan following the Closing (“Outsourced Development Plan”);

(b) a plan to have Equillium continue to perform Development activities on behalf of Ono following the Closing in accordance with the Development Plan subject to the transition of control and responsibility of other aspects of the Program to Ono as soon as reasonably practicable following the Closing, (“Partial Development Plan”); or

a plan to have Equillium transition full control and responsibility for the Program to Ono as soon as reasonably practicable after the Closing while continuing to perform Development activities in accordance with the Development Plan only until such transition is complete (“Transition Development Plan”).Ono may only deliver one Purchase Option Exercise Notice during the Option Period, and such Purchase Option Exercise Notice shall be deemed delivered on the date determined in accordance with Section 13.5. If Ono selects the Partial Development Plan, at least [***] prior to the Closing, Ono shall notify Equillium in writing of those aspects of the Program that Ono wishes to transition from Equillium to Ono.

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2.4 Updated Disclosure Schedules.

(a) If Ono delivers the Purchase Option Exercise Notice to Equillium during the Option Period, Equillium shall, within [***] following receipt of the Purchase Option Exercise Notice, deliver to Ono a revised set of disclosure schedules (as updated in accordance with this Section 2.4(b), the “Updated Disclosure Schedules”) reflecting the Update Notices and any other changes to the Disclosure Schedules required to make such Disclosure Schedules and Equillium’s representations and warranties contained in Article 4 true, complete and correct in all respects on and as of the date of the Purchase Option Exercise Notice in light of any change, condition or event that occurred or arose after the date of this Agreement.

(b) Equillium may from time to time deliver to Ono a further revised set of the Updated Disclosure Schedules no later than [***] prior to the Closing reflecting any other changes to the Updated Disclosure Schedules required to make such Updated Disclosure Schedules and Equillium’s representations and warranties contained in Article 4 true, complete and correct in all respects on and as of the date of the delivery of such Updated Disclosure Schedules in light of any change, condition or event that occurred or arose after the last date on which Equillium delivered the Updated Disclosures Schedules to Ono.

(c) In connection with the delivery of the Updated Disclosure Schedules (including any further revision in accordance with Section 2.4(b)), Equillium shall make available to Ono copies of all Acquired Contracts or other documents referenced in such Updated Disclosure Schedules, and shall provide to Ono any information reasonably requested by Ono in order to evaluate the information disclosed in the Updated Disclosure Schedules.

(d) [***]

(e) [***]

2.5 Effect of No Exercise. If Ono does not deliver a Purchase Option Exercise Notice by 5:00 p.m. Pacific Time on the last day of the Option Period, then at such time (a) the Purchase Option shall no longer be exercisable and shall terminate and be of no further force or effect, (b) this Agreement will terminate subject to the terms of Section 12.3 and (c) the Development Agreement shall terminate pursuant to its terms.

3. PURCHASE AND SALE

3.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Equillium shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Ono, and Ono shall purchase from Equillium, all of each Equillium Person’s right, title and interest, in and to all of the following assets to the extent related primarily to, or otherwise necessary for the Exploitation of, the Program, the Compound or any Product, in each case free and clear of any Encumbrances (other than Permitted Encumbrances) (collectively, the “Purchased Assets”):

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(a) all Transferred Intellectual Property, wherever held or registered, and the right to sue and collect damages related thereto for past, present and future infringement of any of the foregoing;

(b) the right to claim priority to the provisional applications listed on Schedule 3.1(b) with respect solely to any subject matter disclosed therein that is disclosed in the Program Patents, including subject matter that covers the Compound or any Product (including the composition or formulation of, or any method of making or using, the Compound or any Product);

(c) all Regulatory Materials;

(d) the Acquired Contracts;

(e) all Inventory;

(f) (i) all research and development reports and disclosure memoranda in the possession of or controlled by any Equillium Person primarily relating to, or otherwise necessary for the Exploitation of, the Program, the Compound or any Product, including study reports, clinical trial related documents (including consent forms, study contracts, site agreements and manuscripts) and in process publications and (ii) all worldwide safety reports in the possession of or controlled by any Equillium Person with respect to the Program, the Compound or any Product;

(g) all prepaid expenses and deposits related primarily to the Program, the Compound, any Product or any other part of the Business, provided that the inclusion of these assets does not absolve Ono of its obligations to reimburse Equillium pursuant to Article 8;

(h) all causes of action, lawsuits, judgments, claims, complaints and demands of any nature available to or being pursued by any Equillium Person to the extent related to the Program, the Compound, any Product or any other part of the Business, whether arising by way of counterclaim or otherwise, choate or inchoate, known or unknown or contingent or non-contingent, except to the extent included in the Excluded Assets;

(i) all guaranties, warranties, indemnities and similar rights in favor of any Equillium Person to the extent primarily related to the Program, the Compound, any Product or any other part of the Business;

(j) all Books and Records;

(k) the Mouse Assets;

(l) all drug samples used, or held for use, in connection with obtaining Regulatory Approval of a Product;

(m) all Data and Program Know-How and tangible embodiments of Biocon Data and Biocon Know-How (including to the extent any of the foregoing is stored on any electronic medium) in the possession of or controlled by any Equillium Person; and

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(n) all other assets of any Equillium Person that are primarily used or held for use in connection with, or otherwise necessary for the Exploitation of, the Program, the Compound or any Product, but excluding any Excluded Assets.

3.2 Excluded Assets. For the purposes of this Agreement, the “Excluded Assets” shall mean any asset of any Equillium Person other than the Purchased Assets, including:

(a) any asset or class of assets excluded from the definition of Purchased Assets set forth in Section 3.1 by virtue of the limitations set forth therein;

(b) all assets (including Intellectual Property) of any Equillium Person that are both (i) not primarily used or held for use in the Program and (ii) not necessary for the Program; including all assets (including Intellectual Property) of any Equillium Person primarily used or held for use in the Excluded Programs;

(c) all Contracts other than the Acquired Contracts;

(d) all rights of Equillium under this Agreement and the other Transaction Documents;

(e) any cash or cash equivalents;

(f) any prepaid expenses and deposits that are not Purchased Assets pursuant to Section 3.1(g);

(g) any Tax records of any Equillium Person (including all Tax Returns) except those solely relating to the Business or the Program;

(h) all rights of any Equillium Person to any refunds, or rights or claims to refunds, of Taxes, Tax deposits, Tax credits or other Tax assets for any taxable period (or portions thereof) ending on or before the Closing Date;

(i) insurance policies or the right to make claims under any insurance policy, other than the rights under “claims made” insurance policies with respect to events occurring after the Closing Date;

(j) all leasehold interests and, other than the Inventory, all biological or chemical materials, machinery, equipment, furniture, furnishings, fixtures and other tangible property; and

(k) any asset identified on Schedule 3.2(k).

The Excluded Assets shall be excluded from the sale, assignment, transfer, conveyance and delivery to Ono hereunder, and the Equillium Persons shall retain all right, title and interest in, to and under, the Excluded Assets. To the extent this Section 3.2 conflicts with any other provision of this Agreement, the provisions of this Section 3.2 will control.

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3.3 Assumed Liabilities. Subject to the terms and conditions set forth herein, effective at the Closing, Ono hereby assumes and agrees to pay, perform and discharge (a) all Liabilities of each Equillium Person, to the extent arising out of, relating to (including relating to any fact, circumstance, occurrence, condition, act or omission) or in connection with the Purchased Assets in respect of the period after the Closing, including (i) all Liabilities of each Equillium Person under the Acquired Contracts in respect of the period after the Closing and (ii) those Liabilities set forth on Schedule 3.3, (b) Ono’s share of Transaction Taxes pursuant to Section 9.1 and (c) any Taxes imposed with respect to, arising out of or relating to the Program or the Purchased Assets for any taxable period (or portions thereof) beginning after the Closing Date, in each case, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”).

3.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement to the contrary, Ono shall not assume or have any Liability in respect of any Excluded Liabilities, each of which shall be retained and shall be paid, performed and discharged when due by the Equillium Persons. For the purposes of this Agreement, “Excluded Liabilities” shall mean the following Liabilities of any Equillium Person:

(a) all Liabilities arising out of or relating to the Excluded Assets;

(b) all Liabilities of any Equillium Person to the extent arising out of, relating to or in connection with the Purchased Assets in respect of the period before the Closing, including for the avoidance of doubt any Liability that arises after the Closing but that arises out of, relates to or is in connection with any breach under or failure to comply with any Acquired Contract, applicable Law, Permit or Order that occurred at or before the Closing;

(c) any trade accounts payable, other accrued expenses or other current liabilities of any Equillium Person;

(d) any notes payable or long-term debt of any Equillium Person;

(e) all Taxes arising out of, relating to or in connection with the Program or the Purchased Assets attributable to any taxable period (or portions thereof) ending on or before the Closing Date;

(f) Equillium’s share of Transaction Taxes pursuant to Section 9.1;

(g) all Liabilities in respect of the Representatives of any Equillium Person;

(h) all Liabilities and obligations of Equillium under, or arising or incurred in connection with the negotiation, preparation, execution or performance of, this Agreement and the other Transaction Documents;

(i) except for Liabilities arising or incurred with respect to the Development Agreement, which shall be handled in accordance with the terms of the Development Agreement, all Liabilities arising or incurred in connection with the acts or omissions of any Equillium Person after the Closing, provided that this clause (i) shall not limit Ono’s obligations under Section 11.2(b)(ii); and

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(j) all Liabilities arising out of or relating to the Contracts set forth on Schedule 4.15 of the Disclosure Schedules.

The Excluded Liabilities shall be excluded from the assignment, transfer, conveyance and delivery to, and assumption by, Ono hereunder, and the Equillium Persons shall retain and pay, perform and discharge when due all the Excluded Liabilities. To the extent this Section 3.4 conflicts with any other provision of this Agreement, the provisions of this Section 3.4 will control.

3.5 Consents and Waivers; Further Assurances.

(a) Nothing in this Agreement or the Ancillary Agreements shall be construed as an agreement to assign any Purchased Asset or Assumed Liability that by its terms or pursuant to applicable Law is not capable of being sold, assigned, transferred or delivered without the consent or waiver of a Third Party or Governmental Authority unless and until such consent or waiver shall be given. The Parties shall use commercially reasonable efforts to obtain such consents and waivers and to resolve the impediments to the sale, assignment, transfer or delivery contemplated by this Agreement or the Ancillary Agreements and to obtain any other consents and waivers necessary to convey to Ono all of the Business. In the event any such consents or waivers are not obtained prior to the Closing Date, Equillium shall continue for a period of [***] following the Closing to use its commercially reasonable efforts to obtain the relevant consents or waivers. Equillium shall reasonably cooperate with Ono in any lawful and economically feasible arrangement to provide Ono with the benefit of the interest Equillium had in each Purchased Asset not sold, assigned, transferred or delivered to Ono, including performance by Equillium, if economically feasible, as agent; provided, however, that Ono shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Ono would have been responsible therefor hereunder if such consents or waivers had been obtained. After the expiry of such [***]period, any unassigned Purchased Asset shall be deemed an Excluded Asset and Equillium shall have no further obligation to Ono with respect to such Excluded Assets.

(b) From time to time at or following the Closing, each Party shall execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments as reasonably necessary to convey the Purchased Assets to Ono pursuant to the terms of this Agreement, and shall take such further actions, as may be reasonably necessary or appropriate to transfer fully to Ono all the Purchased Assets and to assure fully to Equillium the assumption of the Assumed Liabilities. Without limiting the generality of the foregoing, from time to time at or following the Closing, upon Ono’s reasonable request and at Equillium’s expense, Equillium shall: (i) execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments as may be reasonably necessary to perfect, record, evidence, establish or confirm Ono’s sole ownership (or, in the case of Joint Patents, Ono’s joint ownership with Biocon) of all right, title and interest in and to the Transferred Intellectual Property and as may be necessary for Ono to have standing to prosecute, maintain, enforce and defend the Program Patents; (ii) provide copies of any documentation in Equillium’s or its patent counsel’s possession relating to inventorship of inventions claimed in the Program Patents and of any inventor assignments related thereto; and (iii) to the extent required under applicable Law, adequately compensate any inventors of Transferred Intellectual Property.

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(c) In addition to Section 3.5(b), Equillium shall also, at any time upon Ono’s reasonable request and at Ono’s expense, reasonably cooperate with Ono in the prosecution, maintenance, enforcement, or defense of the Transferred Intellectual Property, including by reasonably providing information, and executing and delivering documents and other instruments as may be reasonably requested by Ono.

3.6 Closing.

(a) In the event that the Option Exercise Effective Date occurs, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement (the “Closing”) shall take place via electronic exchange of the documentation required to be delivered at the Closing in accordance with Sections 3.6(b) and (c), on the [***] following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article 10 (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as Equillium and Ono mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date”.

(b) At the Closing, Ono shall:

(i) pay or cause to be paid to Equillium an amount equal to the Closing Payment;

(ii) deliver or cause to be delivered to Equillium:

(1) a counterpart to the Bill of Sale and Assignment and Assumption Agreement, duly executed by Ono;

(2) a counterpart to the Assignment of Intellectual Property, duly executed by Ono; and

(3) a certificate certifying the fulfillment of the conditions set forth in Section 10.2(a), duly executed by an authorized representative of Ono.

(c) At the Closing, Equillium shall deliver or cause to be delivered to Ono:

(i) the following documents:

(1) a counterpart to the Bill of Sale and Assignment and Assumption Agreement, duly executed by Equillium;

(2) a counterpart to the Assignment of Intellectual Property, duly executed by Equillium; and

(3) a certificate certifying the fulfillment of the conditions set forth in Sections 10.3(a) and (b), duly executed by an authorized representative of Equillium;

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(ii) all Transferred Information in accordance with Section 7.4(c);

(iii) all tangible Purchased Assets; and

(iv) all means of access to the Purchased Assets, including, if applicable, all keys, combinations, access codes, account numbers and passwords associated with the Purchased Assets.

(d) All of the actions to be taken and documents to be executed and delivered at the Closing (as provided in Sections 3.6(b) and (c)) shall be deemed to be taken, executed and delivered simultaneously, and no such action, execution or delivery will be effective until all are complete.

3.7 Contingent Consideration.

(a) Milestone Payments. Within [***] following the first occurrence of each of the events set forth in the table below (each, a “Milestone Event” and collectively, the “Milestone Events”), whether any such Milestone Event is achieved by Ono (including by Equillium on Ono’s behalf pursuant to this Agreement or the Development Agreement), any Affiliate of Ono or any Ono Licensee, Ono shall deliver written notice to Equillium of the achievement of such Milestone Event. Within [***] following delivery by Equillium to Ono of the Tax Documents in respect of the amount corresponding to such Milestone Event in the table below (each, a “Milestone Payment”), Ono shall pay such Milestone Payment to Equillium in cash; provided, however, that the Milestone Payment with respect to any Milestone Event that occurs prior to the Closing shall be included in the Closing Payment and shall not be payable prior to the Closing or if the Closing does not occur for any reason. Notwithstanding the foregoing, Ono shall have no obligation to pay the relevant Milestone Payment to Equillium with respect to any Milestone Event (i) [***] or (ii) [***].

Milestone Event	Milestone Payment
1. [***]	[***] USD
2. [***]*	[***] USD
3. [***]	[***] USD
4. [***]	[***] USD
5. [***]	[***]USD

* If Milestone Event 2 is achieved without Milestone Event 1 having first been achieved, then the Milestone Payments corresponding to both Milestone Event 1 and Milestone Event 2 shall be payable upon the achievement of Milestone Event 2.

Each of the Milestone Payments set forth above shall be payable only one time, for the first achievement of the applicable Milestone Event.

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(b) Diligence Obligation. In respect of each Milestone Event, commencing upon the Closing and continuing until the earliest of (i) such time as the relevant Milestone Payment under Section 3.7(a) has been paid, (ii) [***] after the Closing and (iii) the expiry of any Discontinuation Notice Period relating to a Development Discontinuation, a Commercialization Discontinuation or a Biocon License Termination or, if Equillium delivers to Ono a notice of interest in accordance with Section 3.7(c)(ii), the relevant Negotiation Period (the “Diligence Period”), Ono shall use Commercially Reasonable Efforts to [***]. In addition, and without limiting Ono’s obligations with respect to the Assumed Liabilities, Ono shall comply with the diligence obligations under the Biocon License. For the avoidance of doubt, after the expiry of the Diligence Period in respect of any Milestone Event, Ono shall not be required to perform its diligence obligations in respect of such Milestone Event pursuant to this Section 3.7(b). Equillium’s sole and exclusive remedy in respect of any breach by Ono of this Section 3.7(b) shall be indemnification under Section 11.2(b)(ii).

(c) Notice of Certain Events.

(i) Without limiting the generality of Ono’s obligations under Sections 3.7(d) and 3.7(e), if, at any time during the Diligence Period:

(1) before Regulatory Approval of any Product for at least one Indication in the Equillium Territory is obtained, Ono (or the applicable Milestone Obligor(s)) considers discontinuing, or makes a determination to discontinue, Development of all Products or efforts to seek Regulatory Approval of all Products for all indications in all of the Equillium Territory (a “Development Discontinuation”);

(2) after Regulatory Approval of any Product for at least one Indication in the Equillium Territory is obtained, Ono (or the applicable Milestone Obligor(s)) considers discontinuing (or not pursuing), or makes a determination to discontinue or not to pursue), commercialization of all Products in all of the Equillium Territory (a “Commercialization Discontinuation”);

(3) Ono proposes to terminate the Biocon License for any reason (a “Biocon License Termination”); or

(4) Ono makes a determination to sell, transfer or otherwise dispose of substantially all the assets of the Program as operated by Ono or Ono’s business related thereto (in each case, the “Itolizumab Business”), following the Closing Date (a “Sale of the Business”), then, in each case, Ono shall promptly notify Equillium of the proposed or planned Development Discontinuation, Commercialization Discontinuation, Biocon License Termination or Sale of the Business in writing (such notice, a “Discontinuation Notice”).

(ii) During the [***] period beginning on delivery of the Discontinuation Notice (the “Discontinuation Notice Period”), Ono shall not, as applicable, (A) take steps to initiate the Development Discontinuation, or, except to the extent a Regulatory Authority requires the withdrawal of Products from the market in a country of the Equillium

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Territory, the Commercialization Discontinuation or (B) deliver notice of termination of the Biocon License to Biocon. If Equillium delivers to Ono written notice of its interest in taking over the Itolizumab Business prior to the end of the Discontinuation Notice Period, the Parties shall negotiate in good faith for up to [***] from the delivery of such notice of interest (the “Negotiation Period”) regarding the commercially reasonable terms and conditions upon which Ono would sell, license or otherwise transfer the Itolizumab Business to Equillium. Notwithstanding the foregoing, Ono shall not be prohibited from conducting discussions and negotiations or entering into any binding agreement with any Third Party regarding a Sale of the Business during the Discontinuation Notice Period and, if applicable, the Negotiation Period.

(d) Update Reports. Until the expiration of the Diligence Period, Ono shall send to Equillium a status report regarding the Development, registration and commercialization of Products in the Equillium Territory and the status of efforts to achieve the Milestone Events (each such report, an “Update Report”), with the first such Update Report due [***].Within [***] after receipt of an Update Report, if Equillium requests a meeting with representatives of Ono to discuss such report, Ono shall make available for such a meeting (i) those of its employees and representatives who are responsible for the applicable activities set forth in the Update Report, (ii) at least one of its senior officers with operating responsibility for the activities of Ono related to the Milestone Events and (iii) a qualified, designated employee(s) with appropriate expertise and knowledge of Ono’s Development, registration and commercialization activities with respect to Products (whether undertaken by Ono or any other Milestone Obligor), in each case who can respond to the reasonable questions posed by Equillium.

(e) Restrictions on Disposition of Program. Ono shall not consolidate with or merge into any other Person, assign, convey, transfer, license or lease its properties and assets substantially as an entirety to any Person, or assign, convey, transfer, license or lease substantially all of the Purchased Assets or substantially all of the assets of the Program as operated by Ono following the Closing Date, to any Person (and, without limiting the generality of the foregoing, shall not consummate a Sale of the Business to any Third Party), unless such Person has expressly assumed (or will by operation of Law assume) the obligation to pay each previously unpaid Milestone Payment when due, all of Ono’s obligations under the Biocon Agreements and the obligation to perform every other duty and covenant of Ono under this Agreement.

(f) Late Payments. In the event that any Milestone Payment due under Section 3.7(a) or any Development Funding due under Section 8.10(b) or (d) is not made when due, the amount of such overdue payment shall accrue interest at a rate [***]% over the [***], for the period from the due date for payment until the date of actual payment; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Equillium from exercising any other rights it may have as a consequence of the lateness of any payment under Section 3.7(a) or 8.10(b) or (d).

(g) Milestone Disputes. If Equillium believes in good faith that a Milestone Event has been achieved, it shall notify Ono in writing of such belief and provide Ono with evidence of justification that such Milestone Event has been achieved. To the extent that Ono agrees, Ono shall make (or cause to be made) to Equillium the applicable Milestone Payment within [***] after receipt of such notice in accordance with Section 3.7(a), together with any late

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payment interest payable in accordance with Section 3.7(f) accruing from [***] after the earlier of (a) the date of such notice and (b) the date on which Ono had actual knowledge of the achievement of such Milestone Event, through the date the Milestone Payment is actually paid to Equillium. To the extent that Ono disagrees and disputes such achievement, the Parties shall discuss and attempt to resolve such dispute. If the Parties are unable to resolve such dispute within [***] of notification by Equillium of its belief, the Parties shall submit the dispute for arbitration in accordance with Section 13.10.

4. REPRESENTATIONS AND WARRANTIES OF EQUILLIUM

Equillium makes the following representations and warranties to Ono (a) on the date of this Agreement, as of such date, qualified by the disclosures set forth in the Disclosure Schedules and (b) on the Closing Date, as of such date, qualified by the disclosures set forth in the Updated Disclosure Schedules (subject to Section 2.4(d)):

4.1 Organization and Qualification. Equillium is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. Equillium is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to be so qualified or in good standing could reasonably be expected to (a) have a Material Adverse Effect or (b) materially impair the ability of Equillium to consummate, or prevent or materially delay, any of the Transactions.

4.2 Authority. Equillium has full corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Equillium of this Agreement and each of the other Transaction Documents to which it will be a party and the consummation by Equillium of the Transactions have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the other Transaction Documents to which Equillium will be a party will have been, duly executed and delivered by Equillium and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the other Transaction Documents to which Equillium will be a party will constitute, the legal, valid and binding obligations of Equillium, enforceable against Equillium in accordance with their respective terms subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting (a) creditors’ rights, (b) general principles of equity or (c) the availability of specific performance, injunctive relief and other equitable remedies.

4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by Equillium of this Agreement and each of the other Transaction Documents to which Equillium will be a party, and the consummation of the Transactions, do not and will not (with or without notice or lapse of time or both):

(i) conflict with or violate any Equillium Person’s Constituent Documents;

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(ii) conflict with or violate any Law or Permit applicable to any Equillium Person, the Program or any of the Business or by which any Equillium Person, the Program or any of the Business may be bound or affected;

(iii) (A) result in any breach of, (B) constitute a default under, (C) require any consent or approval of or notice to any Person pursuant to, (D) give to any other Person any express right of termination, amendment, modification, acceleration or cancellation of, (E) allow the imposition of any fees or penalties, require the offering or making of any payment to or give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person in respect of or (F) result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the Purchased Assets pursuant to, in each case any Core Contract; or

(iv) (A) allow the imposition of any fees or penalties, require the offering or making of any payment to or give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person in respect of or (B) result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the Purchased Assets pursuant to, in each case any Standard Contract.

(b) No Equillium Person is required to file, seek or obtain any notice, authorization, approval, order, permit, consent or other Permit of or with any Governmental Authority in connection with the execution, delivery and performance by Equillium of this Agreement or any of the other Transaction Documents to which it will be a party or the consummation of the Transactions.

4.4 Purchased Assets. For purposes of this Section 4.4, the representations and warranties made as of the date of this Agreement are in respect of the Purchased Assets as of the date of this Agreement.

(a) The Equillium Persons have good and valid title to or a valid leasehold interest in all of the tangible Purchased Assets, free and clear of any Encumbrance (other than Permitted Encumbrances).

(b) At the Closing, Ono will receive good, valid and marketable title to (or a valid leasehold interest in, as the case may be) the tangible Purchased Assets.

(c) The tangible Purchased Assets comprise all of the tangible assets used in connection with the Program and that are necessary for the continuation of the Program.

(d) All tangible Purchased Assets owned or leased by any Equillium Person are structurally sound, in good operating condition (normal wear and tear excepted) and adequate for the uses to which such tangible Purchased Assets are used.

(e) Except for used, obsolete, damaged or defective Inventory that has been written off or reserved for in Equillium’s most recent financial statements filed with its quarterly report on Form 10-Q with the United States Securities and Exchange Commission on November 14, 2022, all Inventory (i) was acquired and has been maintained in the Ordinary Course of Business, and (ii) is of good and merchantable quality.

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(f) The Purchased Assets do not comprise any real property, fixed assets or rights under any Contracts of employment or any interest in any of the foregoing.

4.5 Compliance with Law; Permits.

(a) Each Equillium Person is, and at all times since the Lookback Date has been, in compliance in all material respects with all Laws applicable in respect of the conduct of the Program, the ownership and conduct of the Business and the use of the Purchased Assets.

(b) No Equillium Person nor, to Equillium’s Knowledge, any of their respective Representatives, has received since the Lookback Date any written notice, order or Action from any Governmental Authority alleging that any Equillium Person is not in compliance with any such Laws.

(c) No Equillium Person nor any of their respective officers, directors, principals or employees has:

(i) offered, authorized, made or paid, directly or indirectly, any bribes, kickbacks or other similar payments or offers or transfers of value to any Government Official (or to another Person at the request or with the assent or acquiescence of such Government Official) in connection with obtaining or retaining business or to secure an improper advantage in connection with the Program or the Business; or

(ii) directly or indirectly committed any violation of any applicable Law that relates to bribery, corruption or money laundering, such as the U.S. Foreign Corrupt Practices Act 1977, in connection with the Program or the Business.

(d) Schedule 4.5 of the Disclosure Schedules sets forth a true and complete list of all material Permits necessary for each Equillium Person to own, lease and use the Purchased Assets and to carry on the Program as currently conducted. The Equillium Persons hold all such Permits and each Equillium Person is, and at all times since the Lookback Date has been, in compliance in all material respects with all such Permits. All such Permits are in full force and effect and no suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or threatened in writing. True and complete copies of such Permits in connection with the EQUATOR trial (and all amendments thereto) have been made available to Ono prior to the date of this Agreement.

(e) No Equillium Person has received any written notice, order or Action since the Lookback Date from any Governmental Authority alleging that any Equillium Person is not in compliance with any Permits referred to in Section 4.5(d).

(f) No Equillium Person engages in (i) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of the U.S. Defense Production Act 1950, as amended, including all implementing regulations thereof (the “DPA”), (ii) the ownership, operation, maintenance, supply, manufacture or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800) or (iii) the maintenance or

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collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.

4.6 Litigation.

(a) Except as set forth on Schedule 4.6 of the Disclosure Schedules, (i) there is no Action pending or threatened in writing in connection with the Program or the Business or any Equillium Person’s conduct or ownership thereof and (ii) to Equillium’s Knowledge, no such Action has been initiated since the Lookback Date.

(b) There is no Action pending or threatened in writing against any Equillium Person that would, or would be reasonably likely to, delay, restrain, prevent, enjoin or otherwise prohibit the execution, delivery or performance by Equillium of this Agreement or any of the other Transaction Documents to which it will be a party or consummation of the Transactions.

(c) There is no Order of, or investigation pending or threatened in writing by, any Governmental Authority relating to (i) the Program or the Business or any Equillium Person’s conduct or ownership thereof or (ii) the Transactions.

(d) There is no Action by any Equillium Person pending, or which any Equillium Person intends to initiate, against any other Person in connection with the Program or the Business.

4.7 Intellectual Property.

(a) Except for Biocon’s joint ownership interest in and to any Joint Inventions and Joint Patents or as set forth on Schedule 4.7(a) of the Disclosure Schedules, the Equillium Persons are the exclusive owners of all right, title and interest in and to the Transferred Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances. No Equillium Person has transferred ownership of, or granted any exclusive license of, or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Transferred Intellectual Property to any other Person.

(b) At the Closing, Ono will receive good, valid and marketable title to (i) the Transferred Intellectual Property, (ii) all Regulatory Materials, (iii) all Data and Program Know-How (including to the extent any of the foregoing is stored on any electronic medium) in the possession of or controlled by any Equillium Person and (iv) the assets set forth in Sections 3.1(b) and (h).

(c) The Transferred Intellectual Property and the Biocon Technology constitute all the Intellectual Property used in connection with the Program.

(d) Schedule 4.7(d)(i) of the Disclosure Schedules sets forth a complete and accurate list of all patent applications and patents owned by any Equillium Person that claim inventions that are primarily used or held for use in or necessary for the Program (the “Listed Owned Patents”) and identifies any Listed Owned Patents that are Joint Patents. To Equillium’s Knowledge, Schedule 4.7(d)(ii) of the Disclosure Schedules sets forth a complete and accurate list of all patents Controlled but not owned by any Equillium Person that claim inventions that are

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primarily used or held for use in or necessary for the Program (the “Listed Licensed Patents” and, collectively with the Listed Owned Patents, the “Listed Patents”). Other than the Listed Patents, no Equillium Person owns or controls any patents that are primarily used or held for use in or necessary for the Program.

(e) All Listed Owned Patents and, to Equillium’s Knowledge, all Listed Licensed Patents, have been duly filed and maintained, including the timely submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate Governmental Authority, and have not lapsed (other than lapsed provisional applications that have been converted to non-provisional applications), expired or been abandoned. No Equillium Person has received any written notice of any inventorship challenge, interference, invalidity or unenforceability with respect to any Listed Owned Patent or, to Equillium’s Knowledge, the Listed Licensed Patents. All assignments of the Listed Owned Patents to each Equillium Person and proper documentation of chain of title thereto have been executed in writing and properly recorded with the applicable Governmental Entity, including the United States Patent and Trademark Office, in the name of the relevant Equillium Person. To Equillium’s Knowledge, all assignments of the Listed Licensed Patents and proper documentation of chain of title thereto have been executed in writing and properly recorded with the applicable Governmental Authority, including the United States Patent and Trademark Office.

(f) There are no actions that are required to be taken (i) in the case of the representation and warranty made as of the date of this Agreement, within 90 days of the date of this Agreement or (ii) in the case of the representation and warranty made on the Closing Date, within 90 days of the Closing Date, with respect to the Listed Owned Patents or, to Equillium’s Knowledge, the Listed Licensed Patents, including the payment of any registration, maintenance or renewal fees or the filing of any response to the United States Patent and Trademark Office actions or foreign equivalents.

(g) No Equillium Person is a party to any pending and served proceeding or, to Equillium’s Knowledge, pending but not served proceeding or threatened proceeding, in which any Person is (i) contesting the right of any Equillium Person to use, exercise, sell, license, transfer or dispose of any Transferred Intellectual Property, Biocon Technology, the Compound, any Product or any right or interest in any of the foregoing or (ii) challenging the validity or enforceability of any Listed Owned Patent or the ownership of any Transferred Intellectual Property, and no Equillium Person has received any written communication threatening any such proceeding. To Equillium’s Knowledge, there is no pending proceeding or proceeding that has been threatened in writing where any Person is (A) contesting the right of Biocon or any sublicensee of Biocon to use, exercise, sell, license, transfer or dispose of any Biocon Technology or any right or interest therein or (B) challenging the validity or enforceability of any Listed Licensed Patent, and, to Equillium’s Knowledge, since the Lookback Date, no such proceeding has been threatened in writing. No Equillium Person is subject to any outstanding Order restricting in any manner the licensing, assignment, transfer, use or conveyance of the Transferred Intellectual Property or Biocon Technology or any right or interest therein by such Equillium Person.

(h) Schedule 4.7(h) of the Disclosure Schedules lists all licenses, sublicenses and other agreements to which any Equillium Person is a party and pursuant to which any Person is

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granted (i) any right to Exploit the Compound or any Product, or to otherwise Exploit any Transferred Intellectual Property or Biocon Technology, (ii) any covenant not to assert/sue or other immunity from suit under or any other rights to, any Transferred Intellectual Property or Biocon Technology, (iii) any ownership right or title, whether actual or contingent, to any Transferred Intellectual Property or (iv) any option or right of first refusal relating to any Transferred Intellectual Property or Biocon Technology (collectively, “Outbound Licenses”); provided that without prejudice to their status as “Outbound Licenses”, Schedule 4.7(h) of the Disclosure Schedules need not list (1) non-disclosure agreements, (2) materials transfer agreements on customary terms, (3) Service Contracts or (4) the Development Agreement. Equillium has delivered or otherwise made available to Ono accurate and complete copies of all Outbound Licenses, and each Equillium Person is in compliance with all Outbound Licenses in all material respects.

(i) Schedule 4.7(i) of the Disclosure Schedules lists all licenses, sublicenses and other agreements to which any Equillium Person is a party and pursuant to which any Third Party grants to any Equillium Person (i) any right to Exploit the Compound or any Product, or to otherwise Exploit any Transferred Intellectual Property or Biocon Technology, (ii) any covenant not to assert/sue or other immunity from suit under or any other rights to, any Intellectual Property claiming or covering the Exploitation of the Compound or any Product or Biocon Technology, (iii) any ownership right or title, whether actual or contingent, to any Intellectual Property claiming or covering the Exploitation of the Compound or any Product, or any other Transferred Intellectual Property or Biocon Technology or (iv) an option or right of first refusal relating to any Intellectual Property claiming or covering the Exploitation of the Compound or any Product, or any other Transferred Intellectual Property or Biocon Technology (collectively, “Inbound Licenses”); provided that (x) without prejudice to their status as “Inbound Licenses”, Schedule 4.7(i) of the Disclosure Schedules need not list (1) licenses for off-the-shelf software or generally available software, (2) non-disclosure agreements, (3) material transfer agreements on customary terms and (4) Service Contracts and (y) Schedule 4.7(i) of the Disclosure Schedules need not list, and Inbound Licenses do not include, invention assignment agreements with employees, consultants and contractors that assign or grant to any Equillium Person ownership of inventions and intellectual property developed in the course of providing services to any Equillium Person by such employees, consultants and contractors. Schedule 4.7(i) of the Disclosure Schedules also identifies all Inbound Licenses requiring any Equillium Person to license, assign or otherwise grant rights to any other Person for any additions, modifications or improvements to any Transferred Intellectual Property made by or for any Equillium Person. Equillium has delivered or otherwise made available to Ono copies of all Inbound Licenses, and each Equillium Person is in compliance with all Inbound Licenses in all material respects.

(j) Schedule 4.7(j) of the Disclosure Schedules lists all agreements for Development (including pre-clinical and clinical) or other services being provided by any Third Party related to the Program, the Compound or any Product (“Service Contracts”), provided that, without prejudice to their status as “Service Contracts”, Schedule 4.7(j) of the Disclosure Schedules need not list Standard Contracts. Equillium has delivered or otherwise made available to Ono copies of all Service Contracts (other than Standard Contracts), and each applicable Equillium Person is in compliance with all Service Contracts in all material respects. Equillium has provided Ono with access to (i) all material Data, (ii) to the extent existing in recorded form,

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all material Program Know-How and (iii) all material Biocon Data in any Equillium Person’s possession in recorded form. Equillium has provided to Ono or made available current, true and complete copies of all Regulatory Materials.

(k) Each Equillium Person’s conduct of the Program and each Equillium Person’s practice of any Transferred Intellectual Property or Biocon Technology has not infringed or misappropriated any Intellectual Property rights of any Person. No Equillium Person has received any written communication (i) alleging that the conduct of the Program or the practice of any Transferred Intellectual Property or Biocon Technology infringes or misappropriates the Intellectual Property rights of any Person or (ii) notifying such Equillium Person that the conduct of the Program or the practice of any Transferred Intellectual Property or Biocon Technology requires a license to any Person’s Intellectual Property.

(l) No Equillium Person has brought any Action alleging: (i) infringement of any Transferred Intellectual Property or Biocon Technology; or (ii) breach of any Outbound License, and, to Equillium’s Knowledge, there does not exist any fact which could reasonably form the basis of any such allegation of breach. No Equillium Person has entered into any agreement granting any third Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Transferred Intellectual Property or Biocon Technology.

(m) Each Equillium Person has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of the Program Know-How and Biocon Know-How. Each Equillium Person has complied in all material respects with all applicable Laws pertaining to privacy and security of protected health information within the Clinical Data or the Regulatory Materials. No Equillium Person has received any written communication alleging any violation of such Laws.

(n) Neither the execution, delivery or performance of this Agreement or the other Transaction Documents, nor the consummation of the Transactions, will (i) result in or give any other Person the right to cause a loss of, or Encumbrance, or restriction on any Transferred Intellectual Property, including any non-compete or similar restrictions related to the operation of the Program anywhere in the world, (ii) constitute a breach by any Equillium Person of any Inbound Licenses or Outbound Licenses, (iii) result in the grant, assignment or transfer to any other Person of any license or other rights or interests under any Transferred Intellectual Property or (iv) cause any modification, cancellation, termination, suspension of, or acceleration of any payment with respect to any Inbound License or Outbound License.

(o) Each current or former employee, consultant and independent contractor employed by any Equillium Person or providing services related to the Program or the Transferred Intellectual Property has executed a valid and binding written agreement (i) expressly assigning to such Equillium Person all right, title and interest in any Transferred Intellectual Property invented, created, developed, conceived or reduced to practice during the term of such employee’s employment or such consultant’s or independent contractor’s work related to the Transferred Intellectual Property and (ii) requiring each such employee, consultant or independent contractor to protect and preserve all confidential Transferred Intellectual Property and Third Party

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confidential information. Such assignments have either been directly assigned to Equillium or indirectly assigned to Equillium through intercompany agreements.

(p) Except as set forth on Schedule 4.7(p) of the Disclosure Schedules, no Equillium Person has, and to Equillium’s Knowledge, neither Biocon nor any of its sublicensees has (i) sought, applied for or received any support, funding, resources, materials or assistance from any Governmental Authority, university, college or other educational or non-profit institution or research center in connection with the Program or the creation or development of the Transferred Intellectual Property or (ii) used any facilities of any Governmental Authority, university, college or other educational institution or research center in connection with the Program or the creation or development of the Transferred Intellectual Property. To Equillium’s Knowledge, no current or former employee who was in any way involved in (or has in any way contributed to) the Program or the creation or development of the Transferred Intellectual Property has performed services for any Governmental Authority, university, college or other educational or non-profit institution or research center during a period of time during which such employee was also performing services for any Equillium Person that could result in any adverse claim or right relating to the Transferred Intellectual Property. No Governmental Authority, university, college or other educational or non-profit institution or research center has (a) any claim of right to ownership of or other Encumbrances with respect to the Transferred Intellectual Property or (b) to Equillium’s Knowledge, asserted in writing any such claim with respect to the Biocon Technology, in each case (a) and (b) other than Permitted Encumbrances.

4.8 Regulatory Compliance

(a) The use of the Purchased Assets and the operation of the Program are in compliance in all material respects with all applicable Laws and there are no material violations of any such Laws.

(b) Since the Lookback Date, Equillium has not received any written or, to Equillium’s Knowledge, oral notice from any Regulatory Authority alleging any material non-compliance with any Laws applicable to the conduct of the Program.

(c) There are no Actions pending or threatened in writing or, to Equillium’s Knowledge, orally by any Regulatory Authority which could reasonably be expected to prohibit or impede the conduct of the Program as currently conducted or contemplated to be conducted.

(d) The Equillium Persons have filed all forms, applications, notices, statements, reports, data and other information and documents required to be filed with any Regulatory Authority in connection with the conduct of the Program (collectively, the “Regulatory Filings”), and all such filings have been made in a timely manner, except where a failure to file timely could not reasonably be expected to have a Material Adverse Effect. No Equillium Person has made any materially false or misleading statements in, or, to Equillium’s Knowledge, material omissions from, any Regulatory Filing. Equillium has delivered or made available to Ono true and complete copies of (i) the Regulatory Filings, including all supplements and amendments thereto and (ii) all material written communications to and from the FDA and each other Regulatory Authority.

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(e) To Equillium’s Knowledge, the Regulatory Filings do not contain any materially false or misleading statements based on information provided by or on behalf of Biocon or its Affiliates.

(f) No officer, director, principal, employee or, to Equillium’s Knowledge, any other Representative, in each case of any Equillium Person, has been excluded from participating in the Medicare program or any other program of a Governmental Authority. None of the officers, directors, agents or managing employees (as that term is defined in 42 U.S.C. § 1320a 5(b)) of any Equillium Person have been excluded from participating in the Medicare program or any other program of any Governmental Authority or been subject to sanction pursuant to 42 U.S.C. § 1320a 7a or 1320a 8 or been convicted of a criminal offense under the Anti-Kickback Statute (42 U.S.C. § 1320a 7b). No employee or contractor of Equillium has been debarred by the FDA pursuant to section 306 of the FDCA (21 U.S.C. § 335a) or has been convicted of a crime that could lead to debarment.

(g) Each Equillium Person:

(i) is and at all times has been in compliance with all Laws applicable to the Development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export, disposal or other Exploitation of the Compound or any Product;

(ii) has not received any FDA Form 483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from any Regulatory Authority alleging or asserting non-compliance with any Laws or Authorizations in connection with the Program;

(iii) possesses all Authorizations necessary for its conduct of the Program and no Equillium Person is in material violation of any such Authorization;

(iv) has not received notice of any Action from any Regulatory Authority or Third Party alleging that the Compound or any Product, the conduct of the Program or any other operation or activity related to the Compound or any Product is in violation of any Laws or Authorizations and, to Equillium’s Knowledge, no Regulatory Authority or Third Party is considering any such Action;

(v) has not received notice that any Regulatory Authority has taken, is taking or intends to take any action to limit, suspend, modify or revoke any Authorization related to the Program; and

(vi) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments with respect to the Program as required by any Laws or Authorizations, and all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission where required by applicable Law).

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4.9 Clinical Studies.

(a) The preclinical studies and clinical trials of the Compound and the Products conducted by or on behalf of (i) any Equillium Person and (ii) to Equillium’s Actual Knowledge, Biocon, in each case were and, if still ongoing, are being conducted in all material respects in accordance with experimental protocols, informed consents, procedures and controls pursuant to accepted professional scientific standards and all Laws and Authorizations applicable to such studies and trials, including the FDCA and the rules and regulations promulgated thereunder. All materials used in such trials complied with applicable Laws and Authorizations, and there have not been any material deficiencies or defects in such materials.

(b) No Equillium Person has received any notices or correspondence from any Regulatory Authority requiring the termination, suspension or material modification of any preclinical study or clinical trial of the Compound or any Product conducted by or on behalf of any Equillium Person. No Equillium Person has received any written or, to Equillium’s Knowledge, oral communication from any Person threatening any Action against such Equillium Person arising from the administration of the Compound or any Product to any Person in the course of any clinical trial conducted by or on behalf of such Equillium Person.

4.10 Acquired Contracts.

(a) The Contracts listed on Schedule 4.10 of the Disclosure Schedules represent all Core Contracts in effect as of the date of this Agreement. Equillium has delivered or made available to Ono true and complete copies of all Core Contracts, including any amendments or supplements thereto.

(b) The Acquired Contracts comprise all of the Contracts used in connection with the Program.

(c) Each Acquired Contract is a legal, valid, binding and enforceable agreement of each relevant Equillium Person and, to Equillium’s Knowledge, each other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting (i) creditors’ rights, (ii) general principles of equity or (iii) the availability of specific performance, injunctive relief and other equitable remedies, and is in full force and effect with respect to each relevant Equillium Person and, to Equillium’s Knowledge, each other party thereto.

(d) No Equillium Person nor, to Equillium’s Knowledge, any other party is in breach or violation of, or default under, any Acquired Contract (in each case with or without notice or lapse of time or both), nor has any Equillium Person given or received any written notice of any such breach, violation or default.

(e) No party to any Acquired Contract has initiated any Action in respect of any such Contract.

(f) Immediately following the Closing, Ono will be permitted to exercise all of the rights of each Equillium Person under the Core Contracts to the same extent that each Equillium Person is permitted to exercise such rights immediately prior to the Closing without any payment

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of any additional amounts or consideration, other than as expressly set forth in the Core Contracts disclosed by Equillium to Ono before the date of this Agreement.

(g) Equillium is not a party to any Contract, and is not in privity of contract, with any CIM Entity.

4.11 CIM Contracts. To Equillium’s Knowledge:

(a) Other than as may be expressly set forth in the CIM Contracts disclosed by Equillium to Ono before the date of this Agreement, the consummation of the Transactions does not and will not (with or without notice or lapse of time or both) (A) result in any breach of, (B) constitute a default under, (C) require any consent or approval of or notice to any CIM Entity pursuant to, (D) give to any CIM Entity any express right of termination, amendment, modification, acceleration or cancellation of, (E) allow the imposition of any fees or penalties, require the offering or making of any payment to or give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any CIM Entity in respect of or (F) result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the rights under, in each case any CIM Contract;

(b) no party to any CIM Contract is in breach or violation of, or default under, any CIM Contract (in each case with or without notice or lapse of time or both), nor has any party to any CIM Contract given or received any written notice of any such breach, violation or default; and

(c) no party to any CIM Contract has initiated any Action in respect of any such Contract.

4.12 Books and Records. The Books and Records have been kept accurately in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions and the Business and the revenues and expenses of each Equillium Person related thereto have been properly recorded in such Books and Records. The Books and Records are in good order and complete, and have been maintained in accordance with sound business practices.

4.13 Insurance. Each Equillium Person maintains, and has at all times maintained, in full force and effect insurance coverage for the Business that is customary for comparably situated companies.

4.14 Affiliate Interests and Transactions. Except as set forth on Schedule 4.14 of the Disclosure Schedules, and to Equillium’s Knowledge, no Related Party of any Equillium Person: (i) owns or has owned, directly or indirectly, or has or has had any financial interest in, any of the Purchased Assets; or (ii) has or has had any business dealings or a financial interest in any transaction with any Equillium Person involving the Program, the Compound, any Product or any other part of the Business; except in any such Person’s capacity as a holder of equity interests in Equillium.

4.15 Brokers. Except as set forth on Schedule 4.15 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or

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commission in connection with the Transactions based upon arrangements made by or on behalf of Equillium. No Contract set forth on Schedule 4.15 of the Disclosure Schedules provides for any brokerage, finder’s or other fee or commission in connection with the Transactions in each case for which Ono or any of its Affiliates may become liable.

4.16 Not Insolvent. No Equillium Person is insolvent or unable to make payments as and when they come due, nor has any Equillium Person suspended payments to its creditors, and no petition has been filed with respect to any Equillium Person for commencement of bankruptcy, civil rehabilitation, special liquidation or other insolvency proceedings (or other equivalent procedures), nor does any cause for such proceedings exist. The execution, delivery and performance by Equillium of this Agreement and each of the other Transaction Documents to which Equillium will be a party, and the consummation of the Transactions, will not cause any Equillium Person to become insolvent or to not make or suspend such payments.

4.17 Taxes.

(a) Each Equillium Person has paid all (i) Taxes required to be paid by it with respect to the Business or the Program and (ii) Taxes payable in connection with the entry into the Biocon Agreements. Each Equillium Person has withheld, collected and deposited all amounts with respect to the Business or the Program in accordance with applicable Tax Law.

(b) Each Equillium Person has filed all Tax Returns that are required to be filed by it (taking into account any extensions of time to file) with respect to the Business and the Program. Insofar as such Tax Returns related to the Business or the Program, such Tax Returns were true, correct and complete in all material respects and were prepared in material compliance with all applicable Laws. No proposed adjustment, audit or administrative or judicial proceeding or other Action is pending or threatened in writing with respect to any Tax or Tax Return related to the Business or the Program. No written claim, deficiency or assessment of Tax has been asserted by any Governmental Authority with respect to the Business or the Program which claim, deficiency or assessment has not been fully satisfied, settled and resolved. No Equillium Person has waived or agreed to an extension of any statute of limitation in respect of Taxes with respect to the Business or the Program.

(c) There are no Encumbrances for Taxes (other than Encumbrances described in clause (a) of the definition of “Permitted Encumbrances”) upon any of the Purchased Assets.

(d) No written claim has been made by any Governmental Authority in a jurisdiction in which an Equillium Person does not file Tax Returns that such Equillium Person may be required to file Tax Returns in, or may be subject to taxation by, such jurisdiction with respect to the Business or the Program.

(e) No Equillium Person is a party to or bound by, or has any obligation under, any Tax allocation, Tax indemnity or Tax sharing agreement with respect to the Business or the Program.

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5. LIMITATIONS ON REPRESENTATIONS AND WARRANTIES OF EQUILLIUM

5.1 Independent Investigation. Ono acknowledges that it has conducted, to its satisfaction, an independent investigation, review and analysis of the Program and the Purchased Assets and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Equillium Persons for such purpose. Ono, together with its advisors, have such knowledge and expertise in financial and business matters as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement and the Ancillary Agreements. Ono is knowledgeable about the Program and Purchased Assets and about the usual and customary practices of companies engaged in businesses similar to such business and is able to independently evaluate its investment decision.

5.2 No Other Representations and Warranties. The Parties acknowledge that no current or former stockholder, director, officer, employee, Affiliate, advisor or Representative of Equillium has made or is making any representations or warranties whatsoever regarding Equillium or the subject matter of this Agreement, express or implied. Except as expressly provided in (a) Article 4, (b) the Disclosure Schedules, (c) any other Transaction Document or (d) any certificate delivered in accordance with this Agreement or any other Transaction Document, Equillium has not made and is not making, and Ono is not relying upon, any representations or warranties whatsoever regarding the Purchased Assets, the Program, any Equillium Person or the subject matter of this Agreement, express or implied. No current or former stockholder, director, officer, employee, Affiliate, advisor or Representative of Equillium or any of its Affiliates shall have any liability of any nature to any Ono Indemnified Party with respect to the breach by Equillium of any representation, warranty, covenant or agreement contained in this Agreement.

5.3 Projections. In connection with the due diligence investigation by Ono, its Affiliates and their respective Representatives, Ono, its Affiliates and their respective Representatives have received and may continue to receive after the date of this Agreement from the Equillium Persons and their respective Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Purchased Assets, the Program and their operations. Ono hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans. Accordingly, Ono hereby acknowledges and agrees that, except for or in respect of the representations and warranties expressly set forth in Article 4, the Disclosure Schedules or any other Transaction Document, no Equillium Person nor any of their respective Representatives or stockholders (a) has made or is making any express or implied representation or warranty with respect to or (b) shall have any liability with respect to, in each case such estimates, projections, forecasts, forward-looking statements or business plans.

5.4 As-Is. Except as otherwise set forth in this Agreement or in any other Transaction Document, the Business is being sold and transferred to Ono on an “as is” basis and except as set forth in this Agreement or in any other Transaction Document, all warranties, express or implied, including warranties of merchantability and fitness for use, are excluded from the sale and transfer of the Business.

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5.5 Disclosure Schedules. The Disclosure Schedules have been arranged, for purposes of convenience only, as separate parts corresponding to the subsections of Article 4. The representations and warranties contained in Article 4 are subject to (a) the exceptions and disclosures set forth in the part of the Disclosure Schedules corresponding to the particular subsection of Article 4 in which such representation and warranty appears, (b) any exceptions or disclosures explicitly cross-referenced in such part of the Disclosure Schedules by reference to another part of the Disclosure Schedules and (c) any exception or disclosure set forth in any other part of the Disclosure Schedules to the extent it is reasonably apparent on the face of such disclosure that such exception or disclosure is intended to qualify another part of the Disclosure Schedules. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by either Party to any Third Party of any matter whatsoever, including of any violation of law or breach of any agreement.

6. REPRESENTATIONS AND WARRANTIES OF ONO

Ono makes the following representations and warranties to Equillium (a) on the date of this Agreement, as of such date and (b) on the Closing Date, as of such date:

6.1 Organization. Ono is a corporation duly organized, validly existing and in good standing under the laws of Japan and has all requisite corporate power and authority to carry on its business as now conducted. Ono is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to be so qualified or in good standing could reasonably be expected to materially impair the ability of Ono to consummate, or prevent or materially delay, any of the Transactions.

6.2 Authority. Ono has full corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Ono of this Agreement and each of the other Transaction Documents to which it will be a party and the consummation by Ono of the Transactions have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the other Transaction Documents to which Ono will be a party will have been, duly executed and delivered by Ono and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the other Transaction Documents to which Ono will be a party will constitute, the legal, valid and binding obligations of Ono, enforceable against Ono in accordance with their respective terms subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting (a) creditors’ rights, (b) general principles of equity or (c) the availability of specific performance, injunctive relief and other equitable remedies.

6.3 No Conflict; Required Filings and Consents.

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(a) The execution, delivery and performance by Ono of this Agreement and each of the other Transaction Documents to which Ono will be a party, and the consummation of the Transactions, do not and will not (with or without notice or lapse of time or both):

(i) conflict with or violate Ono’s Constituent Documents;

(ii) conflict with or violate any Law or Permit applicable to Ono; or

(iii) (A) result in any breach of, (B) constitute a default under or (C) require any consent of any Person pursuant to, any Contract to which Ono is a party;

except for any such conflicts, violations, breaches, defaults or other occurrences that could not reasonably be expected to, individually or in the aggregate, materially impair the ability of Ono to consummate, or prevent or materially delay, any of the Transactions.

(b) Subject to the satisfaction of the condition set forth in Section 10.3(c), Ono is not required to file, seek or obtain any notice, authorization, approval, order, permit, consent or other Permit of or with any Governmental Authority in connection with the execution, delivery and performance by Ono of this Agreement or any of the other Transaction Documents to which it will be party or the consummation of the Transactions, except for (i) the filing of post-fact foreign exchange reports required under Japanese law and (ii) such Permits the failure of which to file, seek or obtain would not reasonably be expected to, individually or in the aggregate, materially impair the ability of Ono to consummate, or prevent or materially delay, any of the Transactions.

6.4 Litigation. There is no Action pending or threatened in writing against Ono that would, or would be reasonably likely to, delay, restrain, prevent, enjoin or otherwise prohibit the execution, delivery or performance by Ono of this Agreement or any of the other Transaction Documents to which it will be a party or consummation of the Transactions.

6.5 Financing. Ono has, or will have at the Closing, sufficient funds on hand and available through existing liquidity facilities (without restrictions on drawdown that would cause late payment of the Closing Payment or any Milestone Payment) to permit Ono to consummate the Transactions.

6.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Ono.

6.7 Not Insolvent. Ono is not insolvent or unable to make payments as and when they come due, nor has Ono suspended payments to its creditors, and no petition has been filed with respect to Ono for commencement of bankruptcy, civil rehabilitation, special liquidation or other insolvency proceedings (or other equivalent procedures), nor does any cause for such proceedings exist. The execution, delivery and performance by Ono of this Agreement and each of the other Transaction Documents to which Ono will be a party, and the consummation of the Transactions, will not cause Ono to become insolvent or to not make or suspend such payments.

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7. COVENANTS

7.1 Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing Date, except (x) as set forth on Schedule 7.1 of the Disclosure Schedules as of the date of this Agreement, (y) as otherwise required or expressly permitted by this Agreement (including Article 8), any other Transaction Document, any Acquired Contract disclosed to Ono before the date of this Agreement or applicable Law (including COVID-19 Measures) or (z) with the prior written consent of Ono (which consent shall not be unreasonably conditioned, withheld or delayed) (each of (x) to (z), an “Excepted Circumstance”), Equillium shall use commercially reasonable efforts to (a) cause the Program and the Business to be conducted in the ordinary course consistent with past practice and in compliance in all material respects with applicable Law and in accordance with Article 8, (b) preserve substantially intact the Program and the Purchased Assets and (c) maintain satisfactory relationships of the Program with its material suppliers and other Persons with which the Program has material business relations. It is acknowledged and agreed that any reasonable COVID-19 Measure adopted in good faith by any Equillium Person in response to the effects of COVID-19 will not be deemed to violate or breach the foregoing obligations.

7.2 Restricted Actions. By way of amplification of Section 7.1 and not limitation, between the date of this Agreement and the Closing Date, Equillium shall not, and shall cause that none of its Subsidiaries shall, do or propose to do, directly or indirectly, any of the following in connection with the Program or the Business except in an Excepted Circumstance:

(a) issue, sell, pledge, dispose of or otherwise subject to any Encumbrance (other than Permitted Encumbrances) any Purchased Assets;

(b) amend, waive, modify, grant any material consent under or terminate any Core Contract, or amend, waive, modify, consent to the termination of or terminate Equillium’s rights thereunder, in each case other than in the ordinary course of business consistent with past practice;

(c) cancel, compromise, settle, waive or release any material right, claim or Action relating to the Program or the Business, other than in the ordinary course of business;

(d) terminate any Biocon Agreement;

(e) commence any Action relating to the Program or the Business, other than in good faith and in the Ordinary Course of Business, provided that if any Action is proposed to be commenced in respect of any Biocon Agreement or otherwise against Biocon, Equillium shall (i) provide Ono with reasonable prior written notice, which notice shall not be less than 30 days prior to commencing such Action, (ii) provide Ono with a reasonable opportunity to discuss the matter with Equillium and (iii) consider in good faith Ono’s views in respect thereof;

(f) permit the lapse of any existing policy of insurance relating to the Program or the Business without the purchase of a substantially similar policy;

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(g) permit the lapse of, abandon or cease prosecution or maintenance of any material right relating to Transferred Intellectual Property, provided that the foregoing shall not be construed to prohibit ordinary course prosecution actions with respect to Program Patents, including amending, or agreeing to amend, the scope of a claim of a pending patent application within such Program Patents, or filing a terminal disclaimer with respect to or abandoning a claim of a pending patent application within such Program Patents in favor of a related claim contained in another patent application filed by or on behalf of Equillium that would constitute a Program Patent;

(h) permit the lapse of, abandon or cease prosecution or maintenance of any Biocon Patent in the Equillium Territory or any Joint Patent, provided that the foregoing shall not be construed to prohibit ordinary course prosecution actions with respect to any Biocon Patent in the Equillium Territory or any Joint Patent, including amending, or agreeing to amend, the scope of a claim of a pending patent application within any Biocon Patent in the Equillium Territory or any Joint Patent, or filing a terminal disclaimer with respect to or abandoning a claim of a pending patent application within any Biocon Patent in the Equillium Territory or any Joint Patent in favor of a related claim contained in another patent application filed by or on behalf of Equillium in the Equillium Territory that would constitute a Biocon Patent or another patent application filed by or on behalf of Equillium that would constitute a Joint Patent;

(i) except as expressly permitted by Section 7.2(g) or Section 7.2(h), cancel, compromise, settle, waive or release any material right, claim or Action relating to the Transferred Intellectual Property, any Biocon Patent in the Equillium Territory or any Joint Patent; or

(j) announce an intention, enter into any formal or informal agreement, authorize or otherwise make a commitment to do any of the foregoing;

provided that Equillium may [***].

7.3 No Transfer of Control. Notwithstanding Sections 7.1 and 7.2, nothing contained herein shall give to Ono, directly or indirectly, rights to control or direct the operations of Equillium prior to the Closing. Until the Closing, each Party shall exercise, consistent with and subject to the terms and conditions hereof, complete control and supervision of its operations.

7.4 Covenants Regarding Information.

(a) Subject to Section 7.4(b), from the date hereof through the earlier of the Closing Date and the termination of this Agreement pursuant to Article 12, Equillium shall afford Ono and its Representatives, at Ono’s sole cost and expense, reasonable access (including for inspection and copying) at reasonable times to the Business and each Equillium Person’s Representatives, properties, offices, plants and other facilities and books and records relating to the Program and the Business, and shall disclose to Ono such operating and other data and information in connection with the Program and the Business as Ono may reasonably request.

(b) Equillium’s obligations under Section 7.4(a) shall be subject to the following limitations:

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(i) Equillium may limit access or refuse to disclose any data or information to the extent that doing so could reasonably be expected to cause (A) a loss of any applicable privileges (including attorney-client privilege) or trade secrets or (B) a breach of any confidentiality obligations under any Contract disclosed to Ono before the date of this Agreement or applicable Law; provided, however, that Equillium shall cooperate with Ono to develop substitute arrangements, to the extent reasonably possible, to allow for such access or disclosure in a manner that does not result in such loss or breach.

(ii) The auditors and independent accountants of Equillium shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to access to such work papers in form and substance reasonable acceptable to such auditors or independent accountants.

(iii) For so long as any applicable COVID-19 Measures are in effect, each Equillium Person shall be permitted to provide access through virtual or other remote means.

(c) On the Closing Date, Equillium shall deliver or cause to be delivered to Ono all agreements, documents, books and records and files primarily related to, or otherwise necessary for the Exploitation of, the Program, the Compound, any Product or the Business, and all computer disks, records, tapes and any other storage medium on which any such agreements, documents, books and records or files are stored, that are in the possession of or under the control of any Equillium Person (such information, the “Transferred Information”).

(d) Following the Closing Date, Equillium shall not, and shall cause that none of its Subsidiaries shall, retain in its possession or under its control, in any form, any Transferred Information; provided, however, that (i) Equillium shall be entitled to retain in its possession or under its control (A) such copies of Transferred Information as are required to be maintained for insurance purposes or by Law and (B) in any event a single copy of all Transferred Information in its secure files as necessary for Equillium to monitor its compliance with, and to monitor and enforce Ono’s compliance with, the Parties’ respective obligations under the Transaction Documents and the Biocon Agreements, and (ii) no Equillium Person shall be required to destroy any computer files stored securely by it that are created pursuant to such Person’s standard and automatic backup or archival procedures. If Equillium discovers following the Closing Date that it or any of its Subsidiaries is in possession of or has under its control any such Transferred Information (other than copies thereof that Equillium is permitted to retain as set forth above), Equillium shall (a) deliver to Ono any such information and (b) thereafter delete and erase, or cause the deletion or erasure, of all such information as soon as reasonably practicable, except as otherwise required by Law or to the extent that such information is included in computer files stored securely by Equillium or any of its Subsidiaries that are created pursuant to such Person’s standard and automatic backup or archival procedures. For the avoidance of doubt, any information retained by any Equillium Person in accordance with any exception set forth in this Section 7.4(d) shall be subject to the restrictions set forth in Section 7.7.

7.5 Notification of Certain Matters.

(a) Each Party shall give prompt written notice to the other Party of:

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(i) the occurrence or non-occurrence of any change, condition or event, the occurrence or non-occurrence of which would cause a breach of a representation or warranty or covenant of such notifying Party contained in this Agreement, which breach would cause, in the case Equillium is such notified Party, any of the conditions to the obligations of Equillium to consummate the Closing set forth in Section 10.1 or Section 10.2, or in the case Ono is such notified Party, any of the conditions to the obligations of Ono to consummate the Closing set forth in Section 10.1 or Section 10.3, not to be satisfied;

(ii) the receipt of any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the Transactions; and

(iii) any Action pending or threatened in writing against such notifying Party or the Parties relating to the Transactions.

(b) Until the Closing Date, if any change, condition or event occurs or arises after the date of this Agreement that could reasonably be expected to (i) cause any of the conditions to the obligations of Ono to consummate the Closing set forth in (A) Section 10.3(a) not to be satisfied as a result of a breach or inaccuracy of any Fundamental R&W or any representation and warranty set forth in Section 4.5(b), (c) or (e), 4.6, 4.7(g) or (k), 4.8(b), (c), (f) or (g)(ii), (iv) or (v), 4.9(b), 4.10(e) (solely with respect to Core Contracts) or 4.16 or (B) Section 10.3(b) not to be satisfied, then Equillium shall promptly (and in any case [***] of the date that Equillium becomes aware, to Equillium’s Knowledge, of a relevant change, condition or event) or (ii) otherwise cause any of the conditions to the obligations of Ono to consummate the Closing set forth in Section 10.3(a) not to be satisfied, then Equillium shall within [***] of [***] in which the relevant change, condition or event occurs or arises, in each case provide Ono with written notice (email being sufficient) of such change, condition or event (each such notice, an “Update Notice”). Except as provided in Section 2.4, no Update Notice nor any information Ono may otherwise obtain from Equillium or any other Person shall be deemed to cure any breach of any representation or warranty made in this Agreement or any other Transaction Document or have any effect for purposes of determining Equillium’s satisfaction of the conditions set forth in Section 10.1 and Section 10.3 or liability under Section 11.2(a).

7.6 Exclusivity.

(a) Except as otherwise consented to by Ono in writing (not to be unreasonably withheld, conditioned or delayed) or, subject to Section 13.13(b), in circumstances that will involve (x) a merger or consolidation of all of Equillium’s business into the business of another Person or (y) a sale of all of the Program and the Purchased Assets together with all or substantially all of Equillium’s other business ((x) and (y) each an “Equillium Change of Control”), Equillium agrees that prior to Closing, Equillium shall not, and shall take all action necessary to ensure that none of its Subsidiaries or any of its or their respective Representatives shall, and shall not authorize its Subsidiaries or any of its or their respective Representatives to, directly or indirectly:

(i) solicit, initiate, consider, knowingly encourage, knowingly facilitate the making of or accept any other proposals or offers from any Person relating to any direct or indirect

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sale, purchase, transfer, lease, license or other disposition of all or any portion of the Program or the Purchased Assets, other than (A) as expressly permitted by Section 7.1, (B) disposal of inventory of the Compound and Products in the ordinary course of business consistent with past practice or (C) non-exclusive licenses granted to Third Party service providers of any Equillium Person in connection with provision of services to any Equillium Person in the ordinary course of business; or

(ii) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, assist or participate in, knowingly facilitate or encourage any effort or attempt by any other Person to seek to do, any of the foregoing.

(b) Equillium shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing promptly after the date hereof (and in any case no later than [***]after the date hereof).

(c) Without limiting Section 7.6(a), if any Equillium Person or any of their respective Representatives receives any proposal or offer referred to in Section 7.6(a)(i), Equillium shall promptly (and in any case no later than [***] following such receipt) notify Ono in writing of such proposal or offer and the material terms and conditions thereof; provided that no such notice shall be required with respect to an Equillium Change of Control.

7.7 Confidentiality.

(a) Confidential Information. For the purposes of this Agreement, subject to Section 7.7(c), “Confidential Information” means:

(i) the Program Confidential Information;

(ii) any information and materials other than the Program Confidential Information disclosed or furnished to one Party (the “Receiving Party”) by or on behalf of the other Party (the “Disclosing Party”) pursuant to or in connection with this Agreement; and

(iii) the terms of this Agreement and each other Transaction Document.

(b) Ownership of Confidential Information. In respect of the Confidential Information:

(i) that constitutes Program Confidential Information (A) Equillium shall be deemed to be the “Disclosing Party” until the Closing and the “Receiving Party” from the Closing and (B) Ono shall be deemed to be the “Receiving Party” until the Closing and the “Disclosing Party” from the Closing; and

(ii) referred to in Section 7.7(a)(iii), each Party shall be deemed both a “Disclosing Party” and a “Receiving Party”.

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(c) Exceptions. Except in respect of Program Confidential Information from the Closing (which shall in all cases constitute Confidential Information of Ono from the Closing), Confidential Information shall not include any information which the Receiving Party can prove by competent written evidence:

(i) is now, or hereafter becomes, through no breach of this Section 7.7 on the part of the Receiving Party or any of its Affiliates or its or their respective Representatives, generally known or available;

(ii) is known by the Receiving Party at the time of receiving such information from the Disclosing Party;

(iii) is hereafter furnished to the Receiving Party or any of its Affiliates by a Third Party, as a matter of right and without restriction on disclosure; or

(iv) is independently discovered or developed by the Receiving Party or any of its Affiliates without the use or knowledge of, or reference to, Confidential Information of the Disclosing Party.

(d) Treatment of Confidential Information. Subject to Section 7.7(e), the Receiving Party shall, and shall cause its Affiliates and its and their respective Representatives to, disclose or use Confidential Information of the Disclosing Party only to the extent required to accomplish the purposes of the Transaction Documents. The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its Affiliates and its and their respective Representatives do not make any unauthorized disclosure or unauthorized use of such Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized disclosure or unauthorized use of the Disclosing Party’s Confidential Information.

(e) Authorized Disclosure. The Receiving Party may disclose or use Confidential Information of the Disclosing Party if and to the extent such disclosure or use is reasonably necessary in the following instances:

(i) disclosure to its Affiliates and its and their respective Representatives in relation to the negotiation, entry into or performance of the Transaction Documents or any matter arising out of the same, provided that such Persons are informed of the confidential nature of such information and of the Receiving Party’s obligations under this Section 7.7;

(ii) prosecuting or defending litigation as permitted by any Transaction Document;

(iii) complying with applicable Law or the rules of any applicable stock exchange;

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(iv) in the case of Equillium as the Receiving Party, disclosure to Biocon to the extent required to comply with Equillium’s obligations under the Biocon Agreements; or

(v) issuing any press release or making any public statement in accordance with Section 7.9,

provided, however, that if the Receiving Party is required to disclose or use the Disclosing Party’s Confidential Information pursuant to clause (ii) or (iii), it will, except where prohibited by applicable Law, (A) give reasonable advance notice to the Disclosing Party of such disclosure or use, (B) use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than commercially reasonable efforts and (C) cooperate with any efforts by the Disclosing Party, at the Disclosing Party’s request and expense, to secure confidential treatment of such Confidential Information. Disclosure or use by the Receiving Party of Confidential Information in accordance with this Section 7.7(e) shall not, in and of itself, cause the information so disclosed or used to cease to be treated as Confidential Information under this Agreement, except to the extent that, by virtue of disclosure by the Receiving Party in full compliance with this Section 7.7(e), such information becomes generally known or available. The Parties shall consult with each other on the provisions of the Transaction Documents to be redacted in any filings made by the Parties with any Governmental Authority or as otherwise required by Law or the rules of any applicable stock exchange.

(f) Term. This Section 7.7 shall apply until the date [***] from the date of this Agreement.

(g) Return or Destruction. In the event that this Agreement is terminated prior to the Closing, each Party shall, and shall use its commercially reasonable efforts to cause its Affiliates and its and their respective Representatives to, promptly return to the applicable Party or destroy all documents (including all copies thereof) containing any such information or data; provided, however, that neither Party shall be required to destroy any computer files stored securely by it that are created pursuant to such Party’s standard and automatic backup or archival procedures; provided, further, however, that such information shall continue to be deemed Confidential Information.

(h) Prior Non-Disclosure Agreements. As of the date of this Agreement, the terms of this Section 7.7 shall supersede the Mutual Non-Disclosure Agreement between the Parties dated [***](the “Confidentiality Agreement”). All “Confidential Information” (as defined in the Confidentiality Agreement) of a Party under the Confidentiality Agreement shall be deemed to have been disclosed under this Agreement and shall, subject to Section 7.7(b), constitute Confidential Information of such Party for the purposes of this Section 7.7.

7.8 Consents and Filings.

(a) Efforts to Close. Subject to Ono having exercised the Purchase Option in accordance with Section 2.3, the Parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or

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advisable under applicable Law or otherwise to satisfy the conditions set forth in Article 10 and consummate and make effective the Transactions as promptly as practicable.

(b) Competition Clearance. In furtherance and not in limitation of Section 7.8(a), to the extent necessary to cause the satisfaction of the condition set out in Section 10.3(c), the Parties shall cooperate fully with each other, including by (i) making all filings, draft filings and notifications, to the extent applicable, to each relevant Governmental Authority as soon as reasonably practicable after the date of Ono’s delivery of the Purchase Option Exercise Notice (and in any case, no later than [***]after the delivery of such Notice, unless applicable Law requires an earlier filing), (ii) promptly providing the other with copies of all material written communications and the details of all material non-written communications from or with any such Governmental Authority, (iii) promptly notifying the other of any material communication from or with any such Governmental Authority, (iv) sharing in advance and considering in good faith the views of the other regarding all submissions to any such Governmental Authority and (v) promptly complying, to the extent necessary and reasonable, with any request for information from any such Governmental Authority, including any request for additional information and documentary material under the HSR Act and in any event in accordance with any relevant time limit. Nothing in this Section 7.8(b) shall require either Party to share information, documents or communications with the other if it is prohibited from doing so by the relevant Governmental Authority or otherwise by applicable Law.

(c) Defense of Actions. In furtherance and not in limitation of Sections 7.8(a) and (b), in the event of any Action by a Governmental Authority to investigate or any Action by a Governmental Authority or other Third Party to challenge the Transactions under applicable Law, the Parties shall cooperate fully with each other, including by promptly providing the other with copies of all communications received and sharing in advance and considering in good faith the views of the other regarding all submissions, and shall use their respective commercially reasonable efforts in the defense of any such Action, and Equillium shall not settle or compromise any such Action without Ono’s written consent.

(d) No Adverse Action. Notwithstanding anything herein to the contrary, Ono shall not be required by this Section 7.8 to take any action or agree to enter into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any assets of Ono or any of its Affiliates or any portion of the Program or the Purchased Assets, (ii) require the termination of or adverse amendment of any Contract or (iii) limit Ono’s freedom of action with respect to, or its ability to consolidate and control, any assets of Ono or any of its Affiliates or the Compound, any Product or any portion of the Program or the Purchased Assets.

7.9 Public Announcements. The Parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transactions. Neither Party shall issue any press release or make any public statement with respect to this Agreement or the Transactions prior to obtaining the other Party’s written approval (which approval shall not be unreasonably withheld, conditioned or delayed), except that no such approval shall be required to the extent disclosure may be required by or advisable under applicable Law, including applicable securities Laws, or the listing requirements of any exchange on which securities of such Party are listed or traded.

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7.10 Books and Records. From and after the Closing Date, Ono shall preserve and retain all books and records relating to the Program or Purchased Assets for the longer of (a) [***] or (b) the period for which such books and records must be retained under applicable Law. In connection therewith, from and after the Closing Date, Ono shall make available to Equillium during normal business hours and upon reasonable prior written notice, but without unreasonably disrupting Ono’s business, access to such books and records to the extent necessary to permit Equillium or its Affiliates to respond to any Third Party subpoena, examination or audit.

7.11 Transfer of Regulatory Materials.

(a) Prior to the Closing, the Parties shall agree upon procedures to (i) transfer the Regulatory Materials from Equillium to Ono from the perspective of the applicable Regulatory Authorities and (ii) ensure a smooth transition from Equillium to Ono of all of the activities required to be undertaken by the holder of the Regulatory Materials, including adverse event reporting, annual reports to the FDA, handling and tracking of complaints and communications with investigators.

(b) Following good faith consultations with Equillium, Ono shall deliver notice in writing to Equillium specifying the “Regulatory Materials Transfer Date”, which date shall be (i) no earlier than (A) the [***] or (B) [***] after the date of delivery of such notice and (ii) no later than [***] after the Closing Date. Subject to Section 7.11(d), on the Regulatory Materials Transfer Date, Equillium shall (x) send letters (in form and substance reasonably satisfactory to Ono) to the applicable Regulatory Authorities, including for the purposes of the matters set forth in Schedule 4.3(a)(ii) of the Disclosure Schedules, indicating that the Regulatory Materials have been transferred to Ono and that Ono is the new owner of the Regulatory Materials as of the Closing Date and (y) provide to Ono a copy of said letters.

(c) Until the Regulatory Materials Transfer Date, Equillium shall be responsible for maintaining the Regulatory Materials, at Equillium’s sole cost and expense. After such date, Ono will assume all responsibility for the Regulatory Materials, at Ono’s sole cost and expense.

(d) [***]

7.12 Communication with Agencies. Until the Regulatory Materials Transfer Date, Equillium shall have responsibility for all communications with the applicable Regulatory Authorities relating to the Compound and each Product, and Equillium shall promptly provide Ono with copies of all communications to or from the applicable Regulatory Authorities with respect to the Compound or any Product and/or the manufacture thereof. After such date, Ono shall have responsibility for all such communications.

7.13 Adverse Experience Reporting. Until the Regulatory Materials Transfer Date, Equillium shall be responsible for the adverse experience and safety reporting to the applicable Regulatory Authorities for each Product in compliance with the requirements of applicable Law. After such date, Ono shall assume such responsibility.

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7.14 Delivery of Assets. Equillium shall deliver, or shall cause to be delivered, all non-physical Purchased Assets to Ono at the Closing in a format and manner as reasonably requested by Ono prior to the Closing Date.

7.15 Regulatory Compliance. Until the Closing, Equillium shall ensure that:

(a) the use of the Purchased Assets and the operation of the Program comply in all material respects with all applicable Laws;

(b) (i) the Equillium Persons file all Regulatory Filings in a timely manner, except where a failure to file timely could not reasonably be expected to have a Material Adverse Effect and (ii) no Equillium Person makes any materially false or misleading statements in, or knowingly causes any material omissions from, any Regulatory Filing;

(c) (i) no officer, director, principal, employee or any other Representative, in each case of any Equillium Person, is excluded from participating in the Medicare program or any other program of a Governmental Authority, (ii) none of the officers, directors, agents or managing employees (as that term is defined in 42 U.S.C. § 1320a 5(b)) of any Equillium Person are excluded from participating in the Medicare program or any other program of any Governmental Authority or become subject to sanction pursuant to 42 U.S.C. § 1320a 7a or 1320a 8 or become convicted of a criminal offense under the Anti-Kickback Statute (42 U.S.C. § 1320a 7b) and (iii) no employee or contractor of Equillium is debarred by the FDA pursuant to section 306 of the FDCA (21 U.S.C. § 335a) or is convicted of a crime that could lead to debarment;

(d) the Regulatory Filings do not contain, to Equillium’s Knowledge, any materially false or misleading statements based on information provided by or on behalf of Biocon or its Affiliates; and

(e) each Equillium Person:

(i) complies at all times with all Laws applicable to the Development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export, disposal or other Exploitation of the Compound or any Product;

(ii) (A) possesses at all times all Authorizations necessary for its conduct of the Program and (B) does not materially violate any such Authorizations;

(iii) ensures that the Compound and each Product, the conduct of the Program and each other operation and activity related to the Compound or any Product is not in material violation of any Laws or Authorizations;

(iv) does not carry out any act or omission that may cause a Regulatory Authority to take any action to limit, suspend, modify or revoke any Authorization related to the Program; and

(v) files, obtains, maintains or submits all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments with

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respect to the Program as required by any Laws or Authorizations, and all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments are materially complete and correct on the date filed (or are corrected or supplemented by a subsequent submission where required by applicable Law).

7.16 Clinical Studies. Until the Closing, Equillium shall ensure that:

(a) the preclinical studies and clinical trials of the Compound and the Products conducted by or on behalf an Equillium Person are being conducted in all material respects in accordance with experimental protocols, informed consents, procedures and controls pursuant to accepted professional scientific standards and all Laws and Authorizations applicable to such studies and trials, including the FDCA and the rules and regulations promulgated thereunder;

(b) all materials used in such trials comply with applicable Laws and Authorizations, and there are no material deficiencies or defects in such materials; and

(c) no Equillium Person carries out an act or omission that causes a Regulatory Authority to require the termination, suspension or material modification of any preclinical study or clinical trial of the Compound or any Product conducted by or on behalf of any Equillium Person.

8. PROGRAM ACTIVITIES

8.1 Development Plan and Development Budget. Until the Closing, Equillium shall use Commercially Reasonable Efforts to Develop, or have Developed, Product in accordance with its written development plan attached hereto as Exhibit C (the “Development Plan”). The Parties acknowledge that the Development Plan (including the Development Budget contained therein) has necessarily been prepared by Equillium based on assumptions made in good faith by Equillium at the time of preparation but that may later prove to have been inaccurate.

8.2 Deviations from the Development Plan. Equillium may (i) use its sole discretion to Develop, or have Developed, each Product, taking into account the availability of new information relevant to the Development Program and new requirements, recommendations or guidelines of Regulatory Authorities and (ii) deviate from the Development Plan; provided, however, that, in each case of (i) and (ii): (A) at least [***] prior to materially deviating from the Development Plan, Equillium shall notify Ono in writing of the nature of such deviation and the reason behind such deviation in reasonable detail; (B) Equillium may not, without Ono’s prior written consent (a) [***], (b) [***] or (c) [***]; and (C) Equillium may not, without prior consultation with Ono and without considering in good faith Ono’s comments related thereto (y) [***] or (z) [***]. For the avoidance of doubt, any deviation by Equillium in accordance with this Section 8.2 shall not constitute a breach of this Agreement.

8.3 Equillium Program Responsibilities.

(a) Until the Closing, as between the Parties, the conduct of the Program shall be the sole responsibility of Equillium. Until the Closing, Equillium shall conduct, or have conducted,

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the Program in accordance with applicable Laws and the Development Plan and shall use Commercially Reasonable Efforts to deliver the Development Program Data Package.

(b) Subject to Section 8.2, prior to the Closing, Equillium may perform any or all Program activities through its Subsidiaries or one or more third-party subcontractors, provided that Equillium shall remain responsible for the performance of such activities by its Subsidiaries and subcontractors and the compliance of its Subsidiaries and subcontractors with the applicable provisions of this Agreement. Any breach of the terms of this Agreement by a Subsidiary or a third-party subcontractor of Equillium shall constitute a breach of this Agreement by Equillium. Without limiting the foregoing, the use of a Subsidiary or a third-party subcontractor by Equillium shall not otherwise relieve Equillium of its obligations under this Agreement.

(c) Until the Closing, Equillium shall conduct the Program in a professional manner and in accordance with sound and ethical business and scientific practices, and in compliance with all applicable Laws, GCPs and GLPs. In addition, prior to the Closing, Equillium shall not use in any capacity, in connection with its Development of any Product hereunder, any Person who has been debarred pursuant to section 306 of the FDCA (or similar applicable Laws outside of the U.S.), or who is the subject of a conviction described in such section, and Equillium shall inform Ono in writing immediately if it or any Person who is performing services for Equillium hereunder is debarred or is the subject of a conviction described in section 306 (or similar applicable Laws outside of the U.S.), or if any action, suit, claim, investigation or legal administrative proceeding is pending or, to Equillium’s Knowledge, is threatened, relating to the debarment of Equillium or any Person used in any capacity by Equillium in connection with its Development (or Manufacture) of any Product hereunder.

8.4 Records, Reports and Information.

(a) Until the Closing, Equillium shall keep Ono reasonably informed on a regular basis of ongoing material Development Plan activities. Without limiting the generality of the foregoing, prior to the Closing, within [***] of each [***], Equillium shall deliver to Ono a written report summarizing (i) the progress and Results of the performance of the Program during such [***], (ii) any material safety issues arising from clinical trials under the Development Plan, (iii) information disclosed to Equillium by Biocon regarding the progress and results of non-clinical and clinical trials of any Product conducted by Biocon, including material safety issues reported to Equillium by Biocon, (iv) any clinical trials of any Product that are being, or are proposed to be, conducted jointly by Equillium and Biocon (to the extent not included in the Development Plan) and (v) any proposed deviation from the Development Plan by Equillium. If Ono desires a meeting relating to the reported summary, Equillium shall hold such a meeting with Ono to explain and discuss the issues raised by Ono.

(b) Until the Closing, Equillium shall, and shall cause its Subsidiaries and third party sub-contractors to, maintain current and accurate records of all work conducted by such Persons in respect of the Development Plan and all data and other information resulting from such work (which records shall include, as applicable, books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof (e.g., samples of materials and other graphic or written data generated in

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the Program)) (collectively, “Development Records”) for a period covering, at a minimum, the Record Retention Period. Such Development Records shall properly reflect all work done and results achieved in the performance of the Program in sufficient detail and in good scientific manner appropriate for regulatory and patent purposes. Until the Closing, Equillium shall document all preclinical studies and clinical trials to be conducted pursuant to the Development Plan in formal written study reports according to applicable national and international (e.g., ICH, GCP and GLP) guidelines, which reports shall be deemed and maintained as Development Records.

8.5 Regulatory. Until the Closing, without limiting Sections 7.11 to 7.13:

(a) Equillium shall be responsible for the preparation of all Regulatory Materials necessary or desirable for the performance of the Program, including to the extent contemplated by the Development Plan, and obtaining and maintaining Regulatory Approvals for each Product. Equillium shall use Commercially Reasonable Efforts to submit such Regulatory Materials, as applicable, to the applicable Governmental Authorities in accordance with the time frames set forth in the Development Plan. For clarity, to the extent allowed by applicable Laws, all Regulatory Materials shall be held and owned by Equillium in its name. Equillium shall keep Ono reasonably informed regarding meetings and material communications with Regulatory Authorities regarding any Product.

(b) Equillium shall, and shall cause each of its Subsidiaries to, maintain, or cause to be maintained, current and accurate records of all Regulatory Materials and regulatory data that such parties may acquire for a period covering, at a minimum, the Record Retention Period. In addition, Equillium shall keep Ono reasonably and regularly informed in connection with the preparation of all Regulatory Materials, Regulatory Authority review of Regulatory Materials, and Regulatory Approvals, in each case with respect to any Product.

(c) Equillium shall be responsible for complying with pharmacovigilance obligations under applicable Laws in connection with the Program and each Product.

(d) Equillium shall promptly inform Ono of notification of any action by, or notification or other information which it receives (directly or indirectly) from, any Regulatory Authority which (i) raises any material concerns regarding the safety or efficacy of any Product, (ii) is reasonably likely to lead to a recall, market withdrawal or market notification with respect to any Product or (iii) relates to expedited and periodic reports of adverse events with respect to any Product which may have an adverse impact on any Regulatory Approval.

(e) If Equillium believes or determines in good faith that conducting or continuing a clinical trial under the Development Plan poses an unacceptable risk to patient / subject safety or is futile, or that the suspension or termination of any such clinical trial, or a deviation from or amendment to the protocol of any such clinical trial, is in the best interest of patients / subjects, or if any Regulatory Authority imposes a hold on, or requires or recommends the suspension or termination of, any such clinical trial, then, in each case, Equillium shall promptly inform Ono thereof. Notwithstanding anything in this Agreement to the contrary, with respect to any of the events described in the preceding sentence or under similar circumstances

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affecting patient / subject safety or compliance with applicable Laws or Regulatory Authority actions, until the Closing, Equillium shall have final decision-making authority on (and notify Ono with respect to such decision) whether to take such actions (including termination or suspension of a clinical trial or deviation from, or amendment to, the protocol for a clinical trial) as it determines in good faith are necessary, appropriate or advisable and consistent with the best interest of patients / subjects or required by applicable Law, including GCP.

8.6 Delivery and Review of Development Program Data Package.

(a) Within [***] after the Completion Date, Equillium shall prepare and deliver to Ono, in writing or by access to a virtual data room, in a manner reasonably satisfactory to Ono, the Development Program Data Package (such date of delivery being the “Data Package Delivery Date”).

(b) Ono shall have the opportunity to review the Development Program Data Package during the [***] period following the Data Package Delivery Date (the “Data Package Review Period”). During the Data Package Review Period, Ono may:

(i) request from Equillium, and Equillium shall provide to Ono, (A) reasonable access under the supervision of appropriate personnel of Equillium during normal business hours (and subject to receipt of reasonable notice) to, and support from, its employees and consultants who were involved in the Program, including the preparation of the Development Program Data Package (including the Results, Clinical Data and Pre-Clinical Data) and (B) any additional information or data in Equillium’s Control related to the Program, in each case (A) and (B), that is reasonably useful in evaluating the Development Program Data Package (including such information or data that may be reasonably useful in conducting (ii) below); and

(ii) to the extent permitted by applicable Laws and Equillium’s clinical trial agreements with the participating sites and Equillium’s contracts with Third Party contractors used in the Development of the Product, either itself or through an independent and accredited auditor, verify the accuracy of the Development Program Data Package by conducting source data verification on the Development Program Data Package. Ono agrees that such investigation shall be conducted in such a manner as to not interfere unreasonably with the operations of Equillium.

(c) Nothing in this Section 8.6 or in Section 8.7 shall obligate Equillium:

(i) to disclose any information to Ono or any of its, or its Affiliates’, Representatives if such disclosure would (A) based upon the advice of counsel, cause to be waived any attorney-client or other legal privilege or (B) contravene any applicable Law, fiduciary duty or binding agreement of confidentiality in effect as of the date of this Agreement to which Equillium is a party; provided, however, that Ono and Equillium shall cooperate in good faith to make commercially reasonable substitute arrangements, to the extent reasonably possible, to provide Ono with access to such information to an extent and in a manner that does not result in the loss of any such privilege or the contravention of any such Law, duty or agreement; or

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(ii) to disclose to Ono or its, or its Affiliates’, Representatives, or otherwise provide Ono or its, or its Affiliates’, Representatives with access to, any information related to any Excluded Program, the foregoing conditions and limitations, collectively, the “Diligence Limitations”. For so long as any applicable COVID-19 Measures are in effect, each Equillium Person may provide access under this Section 8.6 and Section 8.7 through virtual or other remote means.

8.7 Due Diligence Investigation.

(a) Ono may perform a due diligence investigation regarding the Program for the purpose of assisting Ono in evaluating whether to exercise the Purchase Option (such investigation, as further described in this Section 8.7, a “Due Diligence Investigation”) (i) once prior to the Data Package Delivery Date and (ii) once during the [***] period following the Data Package Delivery Date, in each case, upon reasonable written notice to Equillium.

(b) During the [***] period following the Data Package Delivery Date or the date the notice regarding the Due Diligence Investigation has been received by Equillium pursuant to Section 13.5, as applicable, Ono may request from Equillium, and Equillium shall provide (subject to the Diligence Limitations) to Ono, (i) reasonable access under the supervision of appropriate personnel of Equillium during normal business hours (and subject to receipt of reasonable notice) to its officers, and to those of its employees and consultants of Equillium who were involved in the Program, including the preparation of the Development Program Data Package (including the Results, Clinical Data and Pre-Clinical Data), (ii) reasonable access to the Books and Records and (iii) any additional information or data concerning the Program as Ono may reasonably request, in each case for the purpose of assisting Ono in evaluating whether to exercise the Purchase Option.

(c) Ono agrees that each Due Diligence Investigation shall be conducted in such a manner as to not interfere unreasonably with the operations of Equillium. In no event shall Ono’s right to conduct Due Diligence Investigation(s) under this Section 8.7 extend beyond the expiration of the Data Package Review Period, provided that if Ono has reasonable cause to extend the Data Package Review Period, Ono shall notify Equillium of the same in writing and the Data Package Review Period shall be extended once only by an additional [***].

8.8 Liaison. Each Party shall appoint a single individual to act as the primary point of contact between the Parties regarding the Program until the Closing (the “Liaison”). As soon as reasonably practicable following the date of this Agreement, each Party shall notify the other of the identity of its Liaison. Each Party may change its designated Liaison at any time upon notice to the other Party. The Liaison shall be the first point of referral for all matters of conflict resolution regarding the Program.

8.9 No Development by Ono. Notwithstanding any provision of this Agreement to the contrary, in no event shall Ono or any of its Affiliates have the right to Develop the Compound or any Product prior to the Closing Date, and Ono hereby covenants, on behalf of itself and its Affiliates, that none of them will conduct, or have conducted, any Development of the Compound or any Product prior to the Closing Date.

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8.10 Development Funding. Ono shall provide funding to Equillium for the Development Costs incurred prior to the Closing in the performance of the Program (the “Development Funding”) in accordance with the Development Plan, as set forth below.

(a) At least [***] before the end of each calendar quarter, Equillium shall notify Ono in writing of Equillium’s good faith, reasonable estimates, by calendar quarter, of the FTE Costs of performing the Program in accordance with the Development Plan and the corresponding Out-of-Pocket Expenses, in each case for the four full calendar quarters immediately following such quarter (the estimate for each calendar quarter of such four-calendar quarter period, a “Quarterly Estimate”).

(b) Each calendar quarter, Ono shall make a Development Funding payment to Equillium for [***]% of the Quarterly Estimate for the immediately following calendar quarter notified by Equillium in accordance with Section 8.10(a) (each, a “Quarterly Advance”). Payment of the Quarterly Advance for the period commencing on October 1, 2022 and ending on December 31, 2022 shall be paid [***] following receipt by Ono of Equillium’s invoice for such payment, and each subsequent Quarterly Advance shall be paid [***] of Ono’s receipt of the relevant Quarterly Estimate in accordance with Section 8.10(a) and Equillium’s invoice for such payment.

(c) Subject to Section 8.10(d), within [***] (or as soon as reasonably practicable following the date of this Agreement with respect to the calendar quarter commencing on July 1, 2022 and ending September 30, 2022), Equillium shall provide a written report to Ono setting forth in reasonable detail the Development Costs actually incurred by Equillium during such calendar quarter, including (i) the Development Plan activities to which such Development Costs are attributable, (ii) the FTEs devoted to such Development Plan activities and (iii) upon Ono’s written request (A) copies of invoices from Third Party vendors or contractors, (B) acknowledgement of receipt of fees from Regulatory Authorities and (C) such other reasonable documentation from the Company’s accounting system to support the Out-of-Pocket Expenses, and shall issue to Ono a written invoice for the difference between (x) the actual Development Costs incurred in such calendar quarter and (y) the Quarterly Advance paid by Ono for such calendar quarter. If the Quarterly Advance paid by Ono for a particular calendar quarter exceeds the actual Development Costs for such calendar quarter, then Ono shall be entitled to a credit in the amount of the excess that will be applied to each amount payable in respect of Development Funding after delivery of such quarterly Development Cost report until exhausted; provided, however, that if any credit remains unused after the final quarterly Development Cost report is delivered, then Equillium shall refund to Ono the amount of such remaining credit. For clarity, Ono’s Development Funding obligation shall, in addition to the foregoing, include Development Costs actually incurred by Equillium from July 1, 2022 through the date of this Agreement.

(d) Ono shall pay each invoice issued by Equillium pursuant to Section 8.10(c) within [***] of receipt. For clarity, Ono shall be obligated to reimburse all documented Development Costs actually incurred by Equillium in accordance with the Development Plan, regardless of whether such Development Costs exceed Development Cost estimates or are incurred before or after the calendar quarter in which they were expected to be incurred; provided, however, that Ono shall not be required to pay any actual Development Costs incurred in any particular calendar year that exceeds [***]% of the Development Budget (as set forth in the Development

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Plan) for such calendar year, unless the overage is the result of a change in scope of the Development Plan approved in writing by Ono or the overage is approved in writing for payment by Ono. For clarity, subject only to the preceding sentence, Ono shall be obligated to reimburse all documented Development Costs actually incurred by Equillium in accordance with the Development Plan, regardless of whether any such Development Costs exceed Development Cost estimates or are incurred before or after the accounting period in which they were expected to be incurred. Equillium agrees to promptly provide Ono with additional information reasonably requested by Ono related to the Development Costs during such calendar quarter to confirm that such Development Costs were incurred in accordance with the Development Plan and this Agreement.

8.11 Financial Records and Audit. Equillium shall keep, and shall cause its Subsidiaries to keep, full, true and accurate records and books of account pertaining to Development Costs incurred by it in sufficient detail to permit Ono to confirm the accuracy of the Development Cost reports and invoices delivered by Equillium pursuant to Section 8.10, for at least [***] full calendar years following the end of the calendar year to which they pertain. Ono shall have the right, once annually, to cause an independent, internationally recognized accounting firm selected and engaged by Ono to audit such records and books in order to confirm the accuracy of such Development Cost reports and invoices for a period covering not more than the preceding two full calendar years (a “Financial Audit”). The records and books of Equillium and its Subsidiaries for a particular calendar year shall be subject to audit by Ono under this Section 8.11 only once. Audits pursuant to this Section 8.11 may be exercised during normal business hours upon reasonable prior written notice to Equillium. The auditor will execute a reasonable written confidentiality agreement with Equillium, use reasonable efforts to minimize any disruption to Equillium’s business, and disclose to Ono only such information as is reasonably necessary to provide Ono with information regarding any discrepancies between amounts reported and invoiced and Development Costs that Ono is obligated to reimburse under this Agreement. Equillium shall make personnel reasonably available during regular business hours to answer queries on all such books and records required for the purpose of the Financial Audit. The auditor shall deliver a copy of its findings to each of the Parties within [***] of the completion of the review, and in the absence of fraud or manifest error, the findings of such auditor shall be final and binding on each of the Parties. If such Financial Audit reveals that actual Development Costs in any calendar year (except to the extent such Development Costs exceeded [***]% of the Development Budget for such calendar year) exceeded the Development Costs invoiced by Equillium in such calendar year, then Ono shall pay the difference to Equillium. If such Financial Audit reveals that the Development Costs invoiced by Equillium in any calendar year exceeded actual Development Costs in such calendar year, then:

(a) Ono shall be entitled to credit such excess (i) against Development Costs invoiced pursuant to Section 8.10 in subsequent calendar quarter(s), if any or (ii) if there will be no subsequent invoices of Development Costs or if Ono is otherwise unable to apply the full amount of such credit against subsequently-invoiced Development Costs, and Ono has exercised the Purchase Option, against other amounts payable to Equillium pursuant to this Agreement; or

(b) if the Purchase Option expires unexercised, or the Purchase Option is exercised but the Closing does not occur prior to the termination of this Agreement, and, in either

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case, Ono was not able to recover the full amount of such excess pursuant to clause (i) of Section 8.11(a) prior to such expiration or termination, then, within [***] after such expiration or termination, Equillium shall pay to Ono the amount of any such excess that Ono was not able to so recover;

in each case (clauses (a) and (b)), provided, however, that if such Financial Audit reveals that the amount of such excess in any calendar year is greater than [***]% of actual Development Costs in such calendar year, then the amount of such excess that Ono is entitled to recover under Section 8.11(a) or (b), as applicable, shall bear interest at the rate set forth in Section 3.7(f) from the end of such calendar year until the date Ono recovers such excess pursuant to Section 8.11(a) or (b), as applicable. The cost of the accountants shall be the responsibility of Ono unless such Financial Audit reveals that the amount of such excess in any calendar year is greater than [***]% of actual Development Costs in such calendar year, in which case [***] for such costs.

8.12 Insurance. Equillium shall procure and maintain insurance that is available on commercially reasonable terms, including general liability, clinical trial, product liability and other insurance as necessary, adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold by or on behalf of Equillium pursuant to this Agreement. Such insurance coverage shall be in amounts per loss occurrence and in the aggregate as are customary in the industry in the Equillium Territory, but shall not be less than [***] per loss occurrence and [***] in the aggregate each calendar year. Such insurance coverage shall not be construed to limit Equillium’s liability under Article 11. Equillium shall provide Ono with written evidence of such insurance upon Ono’s request.

8.13 Patent Prosecution and Maintenance. Subject to Sections 7.2(g) and 8.14, until the Closing, as between the Parties, Equillium shall be solely responsible and have the sole authority for preparing, filing, prosecuting, maintaining, enforcing and defending all Patent Rights Controlled by Equillium, at Equillium’s sole expense and using counsel selected by Equillium.

8.14 Intellectual Property Rights.

(a) Until the Closing, inventorship of Program Inventions shall be determined in accordance with United States patent laws. Until the Closing, as between the Parties, Equillium shall solely own all right, title and interest in and to (i) all Results, (ii) all Program Know-How, including all Program Inventions, and all Patent Rights claiming such Program Inventions and (iii) any other Intellectual Property rights in and to the foregoing in clause (ii) throughout the world ((i) to (iii) collectively, the “Program IP”). To the extent any Representative of Ono is an inventor of any Program Invention as determined in accordance with United States patent laws or otherwise creates any Program IP, Ono hereby assigns and shall assign to Equillium (or if assignment is not permitted, waives enforcement of or grants to Equillium an exclusive, irrevocable, perpetual, worldwide, royalty-free, fully-paid license, with the right to sublicense through multiple tiers of sublicense under) all right, title and interest in and to such Program Invention and all Program IP, and shall cooperate fully, including by executing all papers and instruments and taking all actions, and requiring its Representatives to execute all papers and instruments and take all actions, to effectuate and perfect Equillium’s sole ownership thereof and to enable Equillium to file,

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prosecute, defend and enforce patent rights claiming Program Inventions in any country in accordance with Section 8.13. For the avoidance of doubt, all Program IP shall constitute Transferred Intellectual Property and, following the Closing, Ono shall solely own all right, title and interest in and to the Program IP.

(b) Without limiting Section 7.1 or 7.2, until the Closing, Equillium shall keep Ono reasonably informed of (i) the progress of the prosecution of any Program IP, (ii) the lapse or abandonment of any Program IP and (iii) the progress with regard to the enforcement and defense of any Program IP.

(c) If Equillium plans to permit the lapse of, abandon or cease prosecution or maintenance of, any Patent Right included in the Program IP, Equillium shall notify Ono in writing promptly upon making such decision, but in no event fewer than 90 days (or as promptly as reasonably practicable) in advance of the due date of any payment or other action that is required to prosecute and maintain such Patent Right.

(d) For the avoidance of doubt, except as expressly granted hereunder: (i) no right, title, interest or license under any information, know-how or Intellectual Property is granted or shall be granted under this Agreement by implication or estoppel; and (ii) any such right, title, interest or license is or shall be granted only as expressly provided in this Agreement.

9. TAX MATTERS

9.1 Transaction Taxes. [***] shall [***] bear [***] of all sales, use, value added, services, goods and services, consumption, transfer, stamp, registration, documentary, real property, personal property and similar Taxes (“Transaction Taxes”) incurred as a result of the Transactions (except to the extent in connection with a payment under Article 8). For the avoidance of doubt, “Transaction Taxes” shall not include any Taxes based on income or gains. The Party customarily responsible under applicable Law shall file all related Tax Returns, and the non-preparing Party shall cooperate in duly and properly preparing, executing, and filing any certificates or other documents required to be filed in connection with such Transaction Taxes and Tax Returns.

9.2 Transaction Taxes on Article 8. Notwithstanding anything to the contrary in this Agreement, all payments under Article 8 are exclusive of Transaction Taxes. If any Transaction Taxes are chargeable in respect of any payments under Article 8, Ono shall pay such Transaction Taxes at the applicable rate in respect of any such payments following the receipt of a valid invoice issued by Equillium setting forth the amount of such Transaction Taxes. Such Transaction Taxes shall be due on the due date of the payment to which such Transaction Taxes relate. Equillium shall reasonably cooperate with Ono in obtaining any reduction, exemption, credit and refund with respect to any such Transaction Taxes.

9.3 Purchase Price Allocation. Within [***] following the Closing Date, Equillium shall prepare and deliver to Ono a draft schedule allocating the Purchase Price, the Assumed Liabilities and any other relevant items or adjustments (and all other capitalized costs) among the Purchased Assets in a manner consistent with Section 1060 of the Code, the applicable Treasury Regulations and other applicable Tax Law (the “Proposed Allocation Schedule”). The Parties shall

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negotiate in good faith to resolve any disputes over the Proposed Allocation Schedule, and the allocation as agreed to by the Parties shall be the “Final Allocation Schedule”. Unless otherwise required by (i) applicable Law or (ii) the resolution of an audit by a tax authority, all Tax Returns filed, and Tax positions taken, by each Party shall be consistent with such Final Allocation Schedule.

9.4 Foreign Derived Intangible Income. Ono shall use commercially reasonable efforts to provide, at Equillium’s cost and expense, any information and documentation in its possession reasonably requested by Equillium to obtain the benefits of Section 250 of the Code, and the applicable Treasury Regulations, including information required to demonstrate the extent to which the Purchased Assets will be sold, consumed, used and/or manufactured outside of the United States.

9.5 Withholding Rights.

(a) Ono shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. At Equillium’s written request, Ono shall use commercially reasonable efforts to assist Equillium in obtaining any reduction or exemption of any such withholding and to provide Equillium with a copy of the applicable tax payment receipt or such other reasonable evidence with respect to the payment of the applicable withheld amounts to the appropriate Governmental Authority. To the extent that such amounts are so withheld and remitted to the appropriate Governmental Authority in accordance with applicable Law, such withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of whom such deduction and withholding was made.

(b) If, after the date of this Agreement, (i) Ono unilaterally assigns, licenses or sublicenses its rights or obligations under this Agreement or changes its residency for applicable Tax purposes (each, an “Ono Tax Action”), (ii) such Ono Tax Action was not pursuant to a request by Equillium or contemplated by or otherwise required to comply with this Agreement, (iii) as a result of such Ono Tax Action, Ono is required to withhold Taxes from or in respect of any amount payable under this Agreement and such Taxes exceed the amount of Taxes that would have been required to be withheld absent such Ono Tax Action (such excess, an “Increased Withholding”) and (iv) to the extent Equillium cannot reasonably be expected to obtain or utilize any credit or other Tax benefits in respect of such Increased Withholding in the taxable year Equillium receives such payment, then the applicable amount payable under this Agreement shall be increased as necessary so that after the making of all required withholdings (including withholdings on additional amounts payable) and the utilization of all credits and other Tax benefits that could be utilized in that taxable year (“Used Credits”), Equillium is in the same net after-tax position had no such Ono Tax Action occurred; provided that to the extent Equillium obtains or utilizes a credit or other Tax benefits in respect of such Increased Withholding (other than Used Credits) in the immediately three succeeding taxable years, Equillium shall promptly pay to Ono an amount equal to the value of such credit or Tax benefits.

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10. CONDITIONS TO CLOSING

10.1 General Conditions. The respective obligations of Ono and Equillium to consummate the Closing shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either Party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such Party):

(a) Purchase Option Exercise. The Option Exercise Effective Date shall have occurred.

(b) No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

(c) No Action. No Action shall be pending before or by any Governmental Authority (i) challenging the transactions contemplated by this Agreement under applicable Law or (ii) seeking to restrain or prevent the carrying out of the transactions contemplated by this Agreement.

10.2 Conditions to Obligations of Equillium. The obligations of Equillium to consummate the Closing shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Equillium in its sole discretion:

(a) Representations, Warranties and Covenants. The representations and warranties of Ono contained in this Agreement shall be true and correct both in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct, to the extent set forth above, as of such specified date. Ono shall have materially performed all obligations and agreements and complied in all material respects with all covenants and conditions required to be performed or complied with by Ono prior to the Closing. Equillium shall have received from Ono the certificate referred to in Section 3.6(b)(ii)(3).

(b) Deliveries. Equillium shall have received an executed copy of each of the documents listed in Section 3.6(b)(ii).

10.3 Conditions to Obligations of Ono. The obligations of Ono to consummate the Closing shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Ono in its sole discretion:

(a) Representations, Warranties and Covenants. The representations and warranties of Equillium contained in this Agreement (as qualified by the Updated Disclosure Schedules) shall be true and correct in all material respects (other than representations and

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warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct, to the extent set forth above, as of such specified date. Equillium shall have materially performed all obligations and agreements and complied in all material respects with all covenants and conditions required to be performed or complied with by Equillium prior to the Closing. Ono shall have received from Equillium the certificate referred to in Section 3.6(c)(i)(3).

(b) No Material Adverse Effect. No Material Adverse Effect, nor any event, change, circumstance, occurrence, effect, result or state of facts that could reasonably be expected to cause a Material Adverse Effect, shall have occurred since the delivery of the first set of Updated Disclosure Schedules in accordance with Section 2.4(a) and be uncured.

(c) Competition Clearance. (i) The competent competition law Governmental Authorities of each jurisdiction in respect of which consent, approval, clearance or waiver under the applicable merger-control, antitrust, competition or trade regulation Laws of such jurisdiction is necessary or advisable in relation to the Closing shall have granted (or be deemed to have granted) such consent, approval, clearance or waiver, (ii) each applicable waiting period under all such Laws shall have expired or been terminated by the relevant Governmental Authority and (iii) there shall be no pending agreement between either Party and any Governmental Authority not to consummate the Closing.

(d) Deliveries. Ono shall have received an executed copy of each of the documents listed in Section 3.6(c)(i).

(e) Release of Encumbrances. Ono shall have received evidence reasonably acceptable to Ono of the termination and release of any Encumbrances in respect of the Purchased Assets under or in connection with (i) the Loan and Security Agreement dated September 30, 2019, among Equillium, Oxford Finance LLC and Silicon Valley Bank, (ii) any debt facility entered into in accordance with the exception set forth in Schedule 7.1 and (iii) any loan or other agreement between Equillium and any of its Affiliates.

11. INDEMNIFICATION

11.1 Survival.

(a) The representations and warranties of each Party contained in this Agreement (in the case of Equillium, as qualified by the Disclosure Schedules and the Updated Disclosure Schedules in accordance with Article 4) and any schedule or certificate or other document delivered pursuant hereto in connection with the transactions contemplated hereby shall survive the Closing until (i) in the case of the representations and warranties other than the Fundamental R&Ws and IP R&Ws, 5:00 p.m. (Pacific time) on the date [***] after the Closing Date, (ii) in the case of the IP R&Ws, 5:00 p.m. (Pacific time) on the date [***] after the Closing Date, or (iii) in the case of the Fundamental R&Ws, 5:00 p.m. (Pacific time) on the [***] of the Closing Date.

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(b) The respective pre-Closing covenants and agreements of each Party contained in this Agreement shall survive the Closing until 5:00 p.m. (Pacific time) on the date [***] after the Closing Date, and the post-Closing covenants and agreements of each Party contained in this Agreement shall survive the Closing until the [***] following the expiration of the statute of limitations following the date all performance thereunder was due to be performed.

(c) Neither Party shall have any liability for Losses in respect of a breach of representation, warranty, covenant or agreement or other indemnity matter contained in this Agreement unless a good faith written notice of a bona fide claim for indemnification pursuant to this Article 11 (a “Claim Notice”) is given by an Ono Indemnified Party to Equillium or an Equillium Indemnified Party to Ono (as the case may be) in accordance with Section 11.4 prior to the expiration of the survival period for the relevant representation, warranty, covenant or agreement, in which case such representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved, without the requirement of commencing any Action in order to extend such survival period or preserve such claim.

(d) It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Section 11.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated by this Agreement. The Parties further acknowledge that the time periods set forth in this Section 11.1 for the assertion of claims under this Agreement are the result of arms-length negotiation between the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

11.2 Indemnification.

(a) Equillium shall save, defend, indemnify and hold harmless Ono and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Ono Indemnified Parties” and each, an “Ono Indemnified Party”) from and against, and shall compensate and reimburse each of the foregoing for, any and all losses, damages, liabilities, deficiencies, interest, awards, judgments, penalties, costs and expenses (including reasonable documented out-of-pocket attorneys’ fees and expenses and other reasonable out-of-pocket expenses incurred in defending, asserting or settling the foregoing), but expressly excluding any unforeseeable, speculative, special or indirect damages (except to the extent paid by an Ono Indemnified Party to a Third Party in connection with a Third Party Claim) (collectively, “Losses”), actually incurred by any of the foregoing as a result of or arising out of:

(i) any breach of any representation or warranty made by Equillium contained in Article 4 (as qualified by the Disclosure Schedules and the Updated Disclosure Schedules in accordance with Article 4) or any certificate delivered pursuant to Section 3.6(c)(i);

(ii) any breach by Equillium of any covenant or agreement contained in this Agreement (as qualified by the Disclosure Schedules or applicable Schedule); and

(iii) any Excluded Liabilities.

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(b) Ono shall save, defend, indemnify and hold harmless Equillium and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Equillium Indemnified Parties” and each, an “Equillium Indemnified Party”) from and against, and shall compensate and reimburse each of the foregoing for, any and all Losses actually incurred by any of the foregoing as a result of or arising out of:

(i) any breach of any representation or warranty made by Ono contained in Article 6 or any certificate delivered pursuant to Section 3.6(b)(ii);

(ii) any breach by Ono of any covenant or agreement contained in this Agreement; and

(iii) any Assumed Liabilities.

11.3 Materiality Scrape. For the purposes of determining (a) whether any breach of any representation or warranty contained in this Agreement has occurred and (b) the amount of Losses resulting from any such breach, the determination shall, other than in the case of Fundamental R&Ws, in each case, be made without references to the terms “material”, “materiality”, “Material Adverse Effect”, “material adverse effect” or other similar qualifications as to materiality contained in any such representation or warranty.

11.4 Claim Notices. Each Claim Notice shall (a) state in good faith that the Indemnified Party has or may have a claim for Losses, (b) state in good faith the amount (estimated if necessary) of such Losses that have been or may be incurred, paid, reserved or accrued, (c) specify in reasonable detail the nature of the claim to which such Losses are related and the provision of the Agreement which gives rise to the claim and (d) with respect to Third Party Claims, include copies of any summons, written complaints or other pleadings which may have been served on such Indemnified Party.

11.5 Third Party Claim Procedures.

(a) In respect of a claim arising out of or involving a Loss by any person against an Ono Indemnified Party or an Equillium Indemnified Party (such person, an “Indemnified Party” and such claim, a “Third Party Claim”), such Indemnified Party shall deliver a Claim Notice in respect thereof to Equillium or Ono, as applicable (such person, the “Indemnifying Party”) with reasonable promptness after receipt by the Indemnified Party of notice of the Third Party Claim (and in any event within [***] after becoming aware of the Third Party Claim), and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to timely deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article 11 except to the extent that the Indemnifying Party is materially prejudiced by such failure. The existence of any Third Party Claim shall not create a presumption of any indemnification obligation of either Party. A Party’s consent to any settlement of a Third Party Claim shall not be used as evidence of the truth of the allegations in such Third Party Claim or the merits of such Third Party Claim. Furthermore, the existence of any Third Party Claim shall not create a presumption of any breach of any representations, warranties or covenants set forth in this Agreement or any Ancillary Agreement.

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(b) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within [***] of receipt of a Claim Notice from the Indemnified Party in respect of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not be entitled to assume, and the Indemnified Party shall be entitled to have control over, the defense of any Third Party Claim (with counsel selected by the Indemnified Party and reasonably satisfactory to the Indemnifying Party) to the extent that such Third Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could reasonably be expected to interfere with the business, operations, assets or financial condition of the Indemnified Party. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 11.5(b), the Indemnified Party shall have the sole right to assume the defense of such Third Party Claim. The Party not controlling the defense of the Third Party Claim shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Party unless, in the written opinion of outside counsel to the Indemnified Party, it is advisable for the Indemnified Party to be represented by separate counsel due to actual or potential conflicts of interest, in which case the Indemnified Party shall have the right to employ counsel to represent it and in that event the reasonable documented out-of-pocket fees and expenses of such separate counsel shall be paid by the Indemnifying Party.

(c) The Party not controlling the Third Party Claim (the “Non-Controlling Party”) shall reasonably cooperate with the Party controlling the Third Party Claim (the “Controlling Party”) in such defense and make available to the Controlling Party all witnesses, pertinent records, materials and information in the Non-Controlling Party’s possession or under the Non-Controlling Party’s control relating thereto as is reasonably required by the Controlling Party; provided, however, that such actions and cooperation by the Non-Controlling Party will not unduly disrupt the operations of the Non-Controlling Party’s business or cause the Non-Controlling Party to waive any statutory or common law privileges, breach any confidentiality obligations owed to third parties or otherwise cause any confidential information of the Non-Controlling Party to become public. The Controlling Party shall not, without the prior written consent of the Non-Controlling Party (which shall not be unreasonably withheld, conditioned or delayed), enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim; provided, however, that if the Indemnifying Party (as the Controlling Party) is proposing to enter into any settlement or compromise or consent to the entry of any monetary judgment with respect to such Third Party Claim, such consent of the Indemnified Party (as the Non-Controlling Party) shall not be required if (i) the Indemnifying Party agrees to pay or cause to be paid any amounts payable pursuant to such settlement, compromise or judgment and such settlement, compromise or judgment includes no admission of liability by or other obligation on the part of the Indemnified Party, (ii) such settlement, compromise or judgment includes an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim and (iii) such settlement, compromise or judgment does not provide for injunctive or other non-monetary relief, including any restrictions or sanctions, that could reasonably be expected to affect the Indemnified Party.

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11.6 Direct Claim Procedures.

(a) An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”) shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness (but in any event no later than 10 Business Days after becoming aware of facts supporting such Direct Claim), and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to timely deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article 11 except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b) The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any Direct Claim, including by providing reasonable access to and copies of information, records and documents relating to such Direct Claim; provided, however, that such actions and cooperation by the Indemnified Party will not unduly disrupt the operations of the Indemnified Party’s business or cause the Indemnified Party to waive any statutory or common law privileges, breach any confidentiality obligations owed to third parties or otherwise cause any confidential information of the Indemnified Party to become public.

(c) If the Indemnifying Party does not notify the Indemnified Party within [***] following its receipt of a Claim Notice in respect of a Direct Claim that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such Direct Claim specified by the Indemnified Party in such Claim Notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall indemnify the Indemnified Party for such Losses (or, in the case of any notice in which the Losses (or any portion thereof) are estimated, the amount of such Losses (or such portion thereof) as finally determined) subject to the limitations of this Article 11. If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall indemnify the Indemnified Party for such lesser amount, without prejudice to or waiver of the Indemnified Party’s claim for the difference. If the Indemnifying Party contests the payment of all or part of the claimed amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within [***] following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to arbitration in accordance with the provisions of Section 13.10.

11.7 Subrogation. To the extent that an Indemnifying Party makes any indemnification payment to an Indemnified Party, the Indemnifying Party will, to the extent of such payment, be entitled to exercise, and will be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Party or any of its Affiliates may have against any Third Party with respect to the Losses to which such indemnification payment relates. The Indemnified Party shall take such actions as the Indemnifying Party may reasonably request (at the Indemnifying Party’s cost and expense) for the purpose of enabling the Indemnifying Party to perfect or exercise the Indemnifying Party’s right of subrogation under this Section 11.7.

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11.8 Limits on Indemnification.

(a) Notwithstanding anything to the contrary contained in this Agreement:

(i) no indemnification shall be available under Section 11.2(a)(i), Section 11.2(a)(ii) (solely with respect to any claim arising from or relating to the matters set forth in Section 7.15 or 7.16) or Section 11.2(b)(i) (A) in respect of any individual claim or series of related claims based on a similar set of operative facts unless the amount claimed is greater than an amount equal to $[***] (the “De Minimis Amount”), in which case the Indemnified Party shall be entitled to recover all Losses in connection with such claim or series of related claims (including the De Minimis Amount) and (B) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds an amount equal to $[***], in which case the Indemnifying Party shall be liable for the full amount of such Losses;

(ii) after the Closing, the maximum aggregate amount of indemnifiable Losses which may be recovered from Equillium under Section 11.2(a)(i) in respect of any of (A) the representations and warranties of Equillium other than the Fundamental R&Ws and IP R&Ws shall be an amount equal to 10% of the Aggregate Payments, (B) the IP R&Ws shall be an amount equal to 50% of the Aggregate Payments, provided that any payments actually made by Equillium under Section 11.2(a)(i) that would reduce the maximum amount recoverable under clause (A) shall also reduce the maximum amount recoverable under this clause (B) or (C) the Fundamental R&Ws shall be an amount equal to 100% of the Aggregate Payments;

(iii) prior to the Closing, other than in respect of Fraud, the maximum aggregate amount of indemnifiable Losses which may be recovered from Equillium under Section 11.2(a)(i) and (ii) shall be an amount equal to the Development Funding actually paid to Equillium;

(iv) in no event shall, other than (A) pursuant to Section 11.2(a)(iii) or 11.8(a)(iii) or (B) in respect of Fraud, Equillium be liable in the aggregate in excess of an amount equal to the sum of 100% of the Aggregate Payments;

(v) other than (A) pursuant to Section 11.2(a)(iii) or 11.8(a)(iii) or (B) in respect of Fraud, if the amount of indemnifiable Losses which may be recovered from Equillium at any given time exceeds (x) the amount of Aggregate Payments actually paid by Ono to Equillium, less (y) the amount of any payments actually made by Equillium under Section 11.2(a)(i) or (ii), the Ono Indemnified Parties’ recourse in respect of such excess shall be limited to the Offset Right;

(vi) notwithstanding anything in Sections 11.8(a)(iii), 11.8(a)(iv) and 11.8(a)(v) to the contrary, other than in respect of Fraud, the maximum aggregate amount of indemnifiable Losses for which Equillium shall be liable with respect to a breach of Section 7.6 shall be an amount equal to the sum of the Upfront Payment and the Development Funding actually paid to Equillium;

(vii) the maximum aggregate amount of indemnifiable Losses which may be recovered from Ono under Section 11.2(b)(ii) in respect of any breach of Section 3.7(b)

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shall be an amount equal to the Milestone Payment with respect to the Milestone Event that was not achieved as a result of such breach; and

(viii) in no event shall, other than pursuant to Section 11.2(b)(iii), Ono be liable in the aggregate in excess of an amount equal to 100% of the Aggregate Payments.

(b) If an Indemnifying Party has indemnified any Indemnified Party under this Article 11 for any Losses that are actually recovered by the Indemnified Party under any policies of insurance, then the Indemnified Party shall promptly reimburse the amount of such indemnification to the Indemnifying Party to the extent of such recovery under any policies of insurance (net of documented associated expenses and costs of recovery and any premium increases or retroactive premium adjustments, in each case to the extent arising out of, related to or resulting from the relevant Losses). For purposes of calculating the amount of Loss incurred by an Indemnified Party for purposes of this Agreement there shall be deducted an amount equal to the amount of any other indemnification payments, contribution payments, reimbursements or refunds that are received by such Indemnified Party or any of such Indemnified Party’s Affiliates in connection with such Losses or the circumstances giving rise thereto (net of documented associated expenses and costs of recovery and any premium increases or retroactive premium adjustments, in each case to the extent arising out of, related to or resulting from the relevant Losses). Each Indemnified Party shall use commercially reasonable efforts to mitigate any Losses, which in the absence of mitigation might give rise to or increase Losses in respect of any claim under this Article 11. In no event will multiple recovery for any Losses be allowed.

11.9 No Anti-Sandbagging. The right to indemnification or other remedy under or in respect of this Agreement shall not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) (other than pursuant to the Disclosure Schedules), in each case whether before or after the date of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or agreement contained in this Agreement.

11.10 Effect of Waiver. The waiver of any condition to Closing based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect any right to indemnification or other remedy of the waiving Party based on such representations, warranties, covenants and agreements.

11.11 Tax Matters. All indemnification and other payments under this Article 11 shall, to the extent permitted by applicable Law, be treated for all applicable Tax purposes as adjustments to the Purchase Price.

11.12 Right of Set Off. Subject to the limitations in this Article 11, Ono is expressly authorized to secure payment for any Losses as a result of, arising out of or relating to Section 11.2, through set off of amounts owed to Equillium in respect of the Closing Payment or other Milestone Payments (the “Offset Right”) against such Losses. If at the time the Closing Payment or any other Milestone Payment is due and payable pursuant to Section 8.10, 3.6(b)(i) or 3.7(a) (as the case may be) there is any outstanding Claim Notice, then Ono shall be entitled, but shall not be required, to withhold from any such payment, only the amount of unresolved Losses claimed

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in the Claim Notice in accordance with Section 11.4 (the “Offset Amount”). If the final amount of Losses for such Claim Notice is finally determined in accordance with this Article 11 to be less than the Offset Amount withheld from such payment, then Ono shall promptly, and in any event within [***] following the final determination of the actual amount of such Losses, pay to Equillium the balance of the applicable payment. To the extent any Losses claimed in a Claim Notice have been resolved between the Parties, and a Milestone Payment is due and payable or is reasonably expected to be due and payable within [***] of such Losses having been resolved, Ono shall first recover such Losses against such Milestone Payment pursuant to its Offset Right before seeking to recover directly from Equillium.

11.13 Exclusive Remedy. The Parties acknowledge and agree that, after the Closing, this Article 11 will provide the exclusive remedy of the Ono Indemnified Parties against the Equillium Indemnified Parties and the Equillium Indemnified Parties against the Ono Indemnified Parties for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement, the certificates to be delivered under Section 3.6(c)(i) and Section 3.6(b)(ii) and/or the transactions contemplated hereby. No Ono Indemnified Party or Equillium Indemnified Party may avoid the limitations on liability, recovery and recourse set forth in this Article 11 by seeking damages for breach of contract, tort or pursuant to any other theory or liability. Nothing in this Section 11.13 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled to pursuant to Section 13.11.

11.14 Fraud. Notwithstanding anything to the contrary contained in this Agreement, the limitations set forth in this Article 11 that would otherwise apply for the benefit of an Indemnifying Party shall not apply in respect of any Losses that arise out of or result from Fraud by or on behalf of such Indemnifying Party.

12. TERMINATION

12.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Parties;

(b) by Equillium, if Equillium is not then in material breach of its obligations under this Agreement and Ono breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 10.2, (ii) cannot be or has not been cured within [***] following delivery by Equillium to Ono of written notice of such breach or failure to perform and (iii) has not been waived by Equillium;

(c) by Ono, if Ono is not then in material breach of its obligations under this Agreement and:

(i) Equillium breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 10.3, (B) cannot be or has not been cured within [***] following delivery by Ono to Equillium of written notice of such breach or failure to perform and (C) has not been waived by Ono; or

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(ii) subject to Section 2.4(e), Equillium discloses to Ono (including in accordance with Section 2.4 or 7.5), or Ono otherwise becomes aware of, any change, condition or event that (A) would give rise to the failure of the condition set forth in Section 10.3(a) or (b) (assuming that the representations and warranties of Equillium are not qualified by the Updated Disclosure Schedules except with respect to (I) any item added to any list set forth in Schedule 4.5, 4.7(d)(i) or (ii), 4.7(i), 4.7(j) or 4.14 of the Disclosure Schedules in light of any change, condition or event that occurred or arose after the date of this Agreement or (II) any change, condition or event resulting from any action (x) required or expressly permitted under this Agreement or the Development Plan (as set forth in Exhibit C to this Agreement taking into account any amendment thereto signed on behalf of each Party) or (y) consented to by Ono in writing (email being sufficient)) and (B) cannot be or has not been cured within following delivery by Ono to Equillium of written notice of such expected failure;

(d) by either Party if the Closing shall not have occurred by (as extended or shortened in accordance with this Section 12.1(d), the “Long-Stop Date”); provided, however, that:

(i) the right to terminate this Agreement under this Section 12.1(d) shall not be available if the failure of the Party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Long-Stop Date;

(ii) if the Data Package Review Period has commenced and would end after the Long-Stop Date, the Long-Stop Date shall be extended automatically to the end of the Data Package Review Period;

(iii) if the Option Exercise Effective Date occurs (A) less than [***] before the Long-Stop Date, the Long-Stop Date shall be extended automatically or (B) more than [***] before the Long-Stop Date, the Long-Stop Date shall be shortened automatically, in each case to the [***] from the Option Exercise Effective Date; and

(iv) [***]before either Party exercises its right to terminate this Agreement under this Section 12.1(d), it shall notify the other Party of its intention to so terminate this Agreement and discuss with the other Party in good faith whether it would be reasonable to extend the Long-Stop Date; or

(e) by Ono in its sole discretion by delivery to Equillium of written notice of such termination.

The Party seeking to terminate this Agreement pursuant to this Section 12.1 (other than Section 12.1(a)) shall give prompt written notice of such termination to the other Party.

12.2 Automatic Termination. This Agreement shall terminate automatically in accordance with Section 2.5.

12.3 Effect of Termination. In the event of termination of this Agreement as provided in Section 12.1 or 12.2, this Agreement shall forthwith become void and there shall be no liability on the part of either Party except (a) for the provisions of Section 7.7 (Confidentiality), Section

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7.9 (Public Announcements), Section 8.11(b) (Financial Records and Audit), Article 13 (General Provisions), this Section 12.3 and Section 12.4 and (b) that no such termination shall relieve either Party from any liability or damages arising out of any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case the non-breaching Party shall be entitled to all rights and remedies available under this Agreement or applicable Law.

12.4 Reimbursement After Termination. Without limiting Section 12.3, in the event of termination of this Agreement by Ono pursuant to Section 12.1(e), Ono shall be obligated to reimburse Development Costs incurred by Equillium during the period of [***] beginning upon the effective date of such termination in the performance of the Program in accordance with the Development Plan and the provisions of Sections 3.7(f), 8.10 and Article 9, mutatis mutandis.

13. GENERAL PROVISIONS

13.1 Payments. All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by the payee at least [***] prior to the applicable payment date. In respect of any payment to be made by Ono to Equillium where the relevant amount is denominated in JPY, the rate of exchange shall be that applied by [***] for the purchase by Ono of United States dollars with Japanese Yen at the time of the payment.

13.2 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement, the other Transaction Documents and the Transactions shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated; provided, however, that no such fees and expenses payable by Equillium shall be paid from any assets otherwise transferable to Ono pursuant hereto. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other.

13.3 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

13.4 Waiver. No failure or delay of either Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

13.5 Notices. All notices, requests, consents and other communications hereunder must be in writing to be effective and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of delivery if sent by e-mail, provided that any e-mail sent after 5:00 p.m. on a Business Day or at any time on any day which is not a Business Day, in each case for

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the recipient, shall be deemed to have been sent on the next Business Day for such recipient, (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to Ono, to: Ono Pharmaceutical Co., Ltd.

8-2, Kyutaromachi 1-chome, Chuo-ku

Osaka 541-8564, Japan

Attention: Executive Director, Corporate Development and

Strategy; Senior Director, Legal Department

Email: [***]

With a copy (which shall not be required to constitute valid notice) to:

Morrison & Foerster LLP

Shin-Marunouchi Building, 29th Floor

5-1, Marunouchi 1-Chome, Chiyoda-ku, Tokyo 100-6529

Japan

Attention: [***]

Email: [***]

If to Equillium, to: Equillium, Inc.

2223 Avenida de la Playa, Suite 105

La Jolla, CA 92037

USA

Attention: Bruce Steel

Email: [***]

With a copy (which shall not be required to constitute valid notice) to:

Cooley LLP

10265 Science Center Drive

San Diego, CA 92121

USA

Attention: [***]

Email: [***]

13.6 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit, Appendix or Schedule such reference shall be to a Section, Article, Exhibit, Appendix or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit, Appendix or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to this Agreement or to any other document is a reference to such document as varied, amended, modified, novated or supplemented from time to time. All words

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used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit, Appendix or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits, Appendices and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. References to “dollars”, “$” or “US$” refer to United States dollars. References to “JPY” or “¥” refer to Japanese Yen.

13.7 Entire Agreement. This Agreement (including the Exhibits, Appendices and Schedules hereto, including the Disclosure Schedules and the Updated Disclosure Schedules) and the other Transaction Documents constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties, with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the Parties or their Representatives to the contrary, neither Party shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each Party.

13.8 No Third-Party Beneficiaries. Except as provided in Article 11, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

13.9 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to its conflicts of laws principles or the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

13.10 Arbitration.

(a) Any and all disputes and controversies arising out of, relating to or in connection with this Agreement, the other Transaction Documents (unless the relevant Transaction Document in dispute or controversy stipulates otherwise) or the Transaction (each, a “Dispute”) shall be finally settled by arbitration by a tribunal of three arbitrators under the ICC Rules of Arbitration in effect at the time of the arbitration (the “ICC Rules”) in accordance with the following terms and conditions:

(i) In the event of any conflict between the ICC Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

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(ii) In the event that any Party asserts that there exists a Dispute, such Party shall deliver a written notice to the other Party specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within 30 days after the delivery of such notice, either Party may commence arbitration hereunder by delivering to the other Party a request for arbitration, which shall specify (A) the matters as to which arbitration is sought, (B) the nature of any Dispute, (C) the claims of the disputing Party, (D) the amount and nature of any Losses, if any, sought to be recovered as a result of an alleged claim and (E) any other matters required by the ICC Rules then in force.

(iii) Any dispute concerning the scope or applicability of this agreement to arbitrate or the propriety of commencing arbitration shall be determined by the arbitral tribunal.

(iv) The arbitration seat, or legal place of arbitration, shall be New York, New York, and the language of the arbitration shall be English.

(v) The Parties agree to keep confidential the existence and contents of the arbitration, the arbitral proceedings, the submissions made by the Parties and the decisions made by the arbitral tribunal, except as may be necessary to prepare for or conduct the arbitration, as may be necessary in connection with a court application for a preliminary remedy or a judicial challenge to an arbitral award or its enforcement, or as required by applicable Law.

(vi) Ono and Equillium shall each have the right to nominate one arbitrator, and the two party-nominated arbitrators shall nominate the third arbitrator, who shall serve as President of the tribunal, [***] of the second arbitrator’s appointment.

(vii) The arbitrators shall apply the substantive Law set forth in Section 13.9 without reference to conflicts of law principles.

(viii) The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each Party retains the right to seek interim, provisional or conservatory measures from judicial authorities, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(ix) The award of the arbitrators shall be final and binding on the Parties and there shall be no appeal from or reexamination of the arbitrators’ award, except to correct manifest clerical errors.

(x) The award of the arbitrators may be enforced by any court of competent jurisdiction and may be executed against the losing Party and its assets in any competent jurisdiction.

(b) Except for arbitration proceedings pursuant to this Section 13.10, no action, suit or other proceeding (other than the enforcement of an arbitration decision, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with

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the arbitration) shall be brought by or between the Parties in connection with any matter arising out of or in connection with this Agreement, the other Transaction Documents or the Transaction.

(c) Each Party hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, the City of New York, in connection with any such action, suit or proceeding permitted by Section 13.10(b), and agrees that any such action, suit or proceeding may be brought in such court; provided, that such consent to jurisdiction is solely for the purpose referred to in this Section 13.10(c) and shall not be deemed to be a general submission to jurisdiction other than for such purpose. Each Party hereby irrevocably waives defense of an inconvenient forum to the maintenance of any such action or proceeding.

13.11 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, except in respect of Section 3.7(b), each Party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity. Except in respect of Section 3.7(b), each Party hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

13.12 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.13 Assignment; Successors.

(a) Subject to Sections 13.13(b) and (c), neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by either Party without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

(b) As a condition to and effective simultaneously with an Equillium Change of Control, Equillium shall assign this Agreement and its rights and obligations under this Agreement to the counterparty of such Equillium Change of Control, provided that (i) such assignment shall not enlarge, alter or change any obligation of Ono due to the assignee, and (ii) promptly following such Equillium Change of Control, such assignee confirms in writing to Ono that upon such Equillium Change of Control, it has assumed and is bound as Equillium under this Agreement and any other applicable Transaction Document.

(c) Ono may assign (i) this Agreement or its rights to purchase any of the Purchased Assets under this Agreement to any one or more of its Affiliates or (ii) this Agreement to the buyer upon the closing of a Sale of the Business, in each case without the prior consent of Equillium, provided that (A) such assignment does not enlarge, alter or change any obligation of Equillium due to the assignee, (B) Ono complies with Section 3.7(e) to the extent applicable and

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(C) promptly following such assignment, such assignee confirms in writing to Equillium that upon such assignment, it has assumed and is bound as Ono under this Agreement and any other applicable Transaction Document (in the case of an assignment of any rights under this Agreement, to the extent applicable in respect of such rights).

13.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

13.15 Counterparts. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement. This Agreement may be executed by .PDF or by other means of electronic signature (including DocuSign), and the exchange of a fully executed Agreement (in counterparts or otherwise) by electronic means in .PDF format shall in each case create a valid and binding obligation of the Party executing the same.

13.16 No Presumption Against Drafting Party. Each Party acknowledges that it has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

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IN WITNESS WHEREOF, Ono and Equillium have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ONO PHARMACEUTICAL CO., LTD.

By: /s/ Gyo Sagara

Name: Gyo Sagara

Title: President, Representative Director and CEO

EQUILLIUM, INC.

By: /s/ Bruce Steel

Name: Bruce Steel

Title: Chief Executive Officer

82.

EXHIBIT A

Compound [***]

83.

EXHIBIT B

Program Patents

[***]

84.

EXHIBIT C

Development Plan

[***]

1.